Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269077

9,978,100,000 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the resale, from time to time, by the selling stockholders listed in this prospectus under the section “Selling Stockholders,” of up to 9,978,100,000 shares of common stock, par value $.0001 per share, of Rennova Health, Inc., issuable upon the exercise of Series B Warrants which we sold to the Selling Stockholders in private placements on March 21, 2017.

Our common stock is traded on the OTC Pink under the symbol “RNVA.” The last reported sales price of our common stock on May 10, 2023 was $0.0001 per share. There were 29,934,322,257 shares of our common stock outstanding as of May 1, 2023.

The Selling Stockholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The Selling Stockholders may sell the common stock at a fixed price of $0.00014 per share until our common stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders. However, we may receive proceeds from the cash exercise of the Series B Warrants which, if exercised in full in cash, would result in gross proceeds of $898,029. See the section entitled “Use of Proceeds” on page 18 of this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is May 12, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Rennova Health, Inc. or any Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Rennova Health, Inc. since the date hereof. You should assume that information contained in this prospectus is accurate only as of the date on the front cover hereof. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus or are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to Rennova Health, Inc.

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of healthcare services. We own one operating hospital in Oneida, Tennessee, a hospital located in Jamestown, Tennessee that we plan to reopen and operate, and a rural health clinic in Kentucky. The Company’s operations consist of only one business segment, Hospital Operations.

Hospital Operations

We believe that the acquisition or development of rural hospitals and related health-care services assets is a viable business strategy and will create a stable revenue base from the provision of a needed service in rural America. These facilities deliver needed healthcare services and employment to communities that would otherwise have to travel an hour or more to alternative locations.

Our current operations began on August 8, 2017, following the receipt of the required licenses and regulatory approvals to open our first hospital in Oneida, Tennessee. We had net revenues of approximately $13.0 million and approximately $3.2 million during the years ended December 31, 2022 and 2021, respectively.

Scott County Community Hospital (d/b/a Big South Fork Medical Center)

On January 13, 2017, we acquired certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Oneida Assets”). The Oneida Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital has 25 beds, a 24/7 emergency department and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Oneida Assets out of bankruptcy for a purchase price of $1.0 million. The hospital, which has been renamed Big South Fork Medical Center, became operational on August 8, 2017. The hospital became certified as a Critical Access Hospital in December 2021, retroactive to June 30, 2021.

Jamestown Regional Medical Center

On June 1, 2018, we acquired from Community Health Systems, Inc. certain assets related to an acute care hospital located in Jamestown, Tennessee, referred to as Jamestown Regional Medical Center, for a purchase price of $0.7 million. The hospital is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offered a 24-hour emergency department with two trauma bays and seven private exam rooms, inpatient and outpatient medical services and a progressive care unit which provided telemetry services. The acquisition also included a separate physician practice known as Mountain View Physician Practice, Inc.

The Company suspended operations at the hospital and physician practice in June 2019, as a result of the termination of the hospital’s Medicare agreement and other factors. The Company is evaluating whether to reopen the facility as an acute care hospital or as another type of healthcare facility. Jamestown is located 38 miles west of Big South Fork Medical Center.

Jellico Medical Center and CarePlus Clinic

On March 5, 2019, we acquired certain assets related to a 54-bed acute care hospital that offered comprehensive services located in Jellico, Tennessee known as Jellico Community Hospital and an outpatient clinic located in Williamsburg, Kentucky known as the CarePlus Center. The hospital and the clinic and their associated assets were acquired from Jellico Community Hospital, Inc. and CarePlus Rural Health Clinic, LLC, respectively. On March 1, 2021, the Company closed Jellico Community Hospital, after the City of Jellico issued a 30-day termination notice for the lease of the building.

The CarePlus Clinic offers compassionate care in a modern, patient-friendly facility. The CarePlus Clinic is located 32 miles northwest of our Big South Fork Medical Center.

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Discontinued Operations

Sale of Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc.

On June 25, 2021, the Company sold its subsidiaries, Health Technology Solutions, Inc. (“HTS”) and Advanced Molecular Services Group, Inc. (“AMSG”), including their subsidiaries, to InnovaQor, Inc. (“InnovaQor”), formerly known as VisualMED Clinical Solutions Corporation. HTS and AMSG held Rennova’s software and genetic testing interpretation divisions. In consideration for the shares of HTS and AMSG and the elimination of intercompany debt among the Company and HTS and AMSG, InnovaQor issued the Company 14,950 shares of its Series B-1 Non-Voting Convertible Preferred Stock (the “InnovaQor Series B-1 Preferred Stock”). The Company recorded a gain on the sale of HTS and AMSG of $11.3 million in the year ended December 31, 2021, of which $9.1 million resulted from the value of the 14,950 shares of the InnovaQor Series B-1 Preferred Stock and $2.2 million resulted from the transfer to InnovaQor of the net liabilities of HTS and AMSG. We have reflected the financial results of HTS and AMSG prior to the sale, as well as the gain on sales, as discontinued operations in our consolidated financial statements incorporated by reference herein.

EPIC Reference Labs, Inc.

During the third quarter of 2020, we made a decision to sell EPIC Reference Labs, Inc. (“EPIC”) and to discontinue several other non-operating subsidiaries, and as a result, EPIC’s operations and the other non-operating subsidiaries’ liabilities have been included in discontinued operations in the consolidated financial statements incorporated by reference in this prospectus. We were unable to find a buyer for EPIC and, therefore, have ceased all efforts to sell EPIC and closed down its operations.

Outlook

Rural healthcare facilities provide a much-needed service to their local communities. Furthermore, owning a number of facilities in the same geographic location will create numerous efficiencies in management, purchasing and staffing and will enable the provision of additional, specialized and more valuable services that are needed by rural communities but cannot be sustained by a standalone facilities. We remain confident that this is a sustainable model we can continue to grow through acquisition and development.

In the second quarter of 2022, we formed a subsidiary, Myrtle Recovery Centers, Inc., to pursue opportunities in the behavioral sector initially in our core, rural markets. We intend to focus on leveraging our existing physical locations and corporate and regional infrastructure to offer behavioral services including, but not limited to, substance abuse treatment. Services will be provided on either an inpatient, residential basis or an outpatient basis. The Company is finalizing its plans for these initiatives, which are subject to many factors, including licensure and the hiring of clinical and operational staff. The Company intends to initially offer substance abuse services at its Big South Fork Medical Center campus. The Company expects the facility to be open and operating in the second quarter of 2023 although there is no assurance that the Company will proceed with its plans.

Impact of the Pandemic

The COVID-19 pandemic was declared a global pandemic by the World Health Organization on March 11, 2020. We continue to closely monitor the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and patients. These steps have increased our costs and our net revenues have been significantly adversely affected. As noted in Notes 1, 7 and 8 to the consolidated financial statements incorporated by reference in this prospectus, we have received Paycheck Protection Program loans (“PPP Notes”) as well as Department of Health and Human Services (“HHS”) Provider Relief Funds and employee retention credits from the federal government. If the COVID-19 pandemic continues for a further extended period, we expect to incur significant losses and additional financial assistance may be required. Going forward, we are unable to determine the extent to which the COVID-19 pandemic will continue to affect our business. Our ability to make estimates of the effect of the COVID-19 pandemic on net revenues, expenses or changes in accounting judgments that have had or are reasonably likely to have a material effect on our financial statements is currently limited. The nature and effect of the COVID-19 pandemic on our balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic, especially those affecting rural hospitals; existing and potential government assistance that may be provided; and the requirements of Provider Relief Fund receipts, including our ability to retain such funds as have been received.

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The COVID-19 pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

These developments have had, and may continue to have, a material adverse effect on us and the operations of our hospitals.

Corporate Information

Effective November 2, 2015, the Company, a Delaware corporation, changed its name from “CollabRx, Inc.” to “Rennova Health, Inc.” The Company was previously named Tegal Corporation until 2012 when it acquired a private company named CollabRx, Inc. and changed its name to “CollabRx, Inc.” Tegal Corporation was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Tegal’s predecessor company was founded in 1972 and was acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

The Company’s fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 855-1626. Our website address is www.rennovahealth.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities Offered by the Selling Stockholders	9,978,100,000 shares of our Common Stock

Offering Price per Share	The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at a fixed price of $0.00014 per share until our Common Stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price at the time of sale or at negotiated prices. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. However, we may receive proceeds from the cash exercise of the Series B Warrants which, if exercised in full in cash, would result in gross proceeds of $898,029. See “Use of Proceeds.”

Stock Symbol	RNVA

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before deciding whether to invest in our securities. Information in this prospectus may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Our common stock is subject to substantial dilution by exercises of warrants and conversions or exercises of other securities into common stock.

The Company has outstanding options, warrants, convertible preferred stock and convertible debentures. Exercise of the options and warrants, and conversions of the convertible preferred stock and debentures could result in substantial dilution of our common stock and a decline in its market price. In addition, the terms of certain of the warrants, convertible preferred stock and convertible debentures issued by us provide for reductions in the per share exercise prices of the warrants and the per share conversion prices of the debentures and preferred stock (if applicable and subject to a floor in certain cases), in the event that we issue common stock or common stock equivalents (as that term is defined in the agreements) at an effective exercise/conversion price that is less than the then exercise/conversion prices of the outstanding warrants, preferred stock or debentures, as the case may be. These provisions, as well as the issuances of debentures and preferred stock with conversion prices that vary based upon the price of our common stock on the date of conversion, have resulted in significant dilution of our common stock and have given rise to reverse splits of our common stock.

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The following table presents the dilutive effect of our various potential common shares as of December 31, 2022:

December 31, 2022
Common shares outstanding	29,084,322,257
Dilutive potential shares:
Stock options	26
Warrants	511,333,351,090
Convertible debt	28,777,833,333
Convertible preferred stock	452,995,411,111
Total dilutive potential common shares, including outstanding common stock	1,022,190,917,817

Continued conversions and exercises of the Company’s outstanding securities into common stock have further depressed the market price of our common stock and have caused corresponding decreases of the exercise and conversion prices of much of the remaining convertible securities due to their anti-dilution provisions.

The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the exercise of the Warrants held by the Selling Stockholders, in the public market could adversely affect the prevailing market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

A substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Risks Related to the Company

The Company’s operations have historically operated at a loss and with a cash deficiency. The Company has limited access to capital and is dependent on its ability to secure the funding required to cover current losses and execute on its business plan until cash flow break even. Unless we raise sufficient funds, we will not be able to execute our business model.

For the years ended December 31, 2022 and 2021, we have relied on issuances of preferred stock, notes payable, loans from a former member of our Board of Directors, and various federal government loan and grant programs to fund our operations. We did not generate positive cash flow from operating activities for the years ended December 31, 2022 and 2021.

Cash deficiencies may make retention of employees difficult. Unless this situation is corrected we may lose employees to the point where it becomes difficult to operate, or we may fail to attract employees to positions necessary to implement our business model.

Losses incurred to date have created a need for additional capital, often at short notice, required for the Company to remain in business. If this trend were to continue and we are unable to raise sufficient capital to fund our operations through other sources, our business will be adversely affected, and we may not be able to continue as a going concern (see Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources”). There can be no assurances that we will be able to raise sufficient funds on terms that are acceptable to us, or at all, to fund our operations under our current business model.

The holders of our Series M Convertible Preferred Stock have, in the aggregate, votes equal to 51% of the Company’s voting securities and the holders of the Series M Convertible Preferred Stock have granted an irrevocable proxy to our Chief Executive Officer.

During 2020, the Company issued its Series M Convertible Preferred Stock (the “Series M Preferred Stock”). Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. This means that the holders of Series M Preferred Stock have sufficient votes, by themselves, to approve or defeat any proposal voted on by the Company’s stockholders, unless there is a supermajority required under applicable law or by agreement. Holders of our common stock, therefore, will not have any control on issues submitted to a vote of stockholders.

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Mr. Diamantis owns all of the outstanding Series M Preferred Stock. On August 13, 2020, he granted an irrevocable proxy to vote the Series M Preferred Stock to Seamus Lagan, the Chief Executive Officer, President and Interim Chief Financial Officer of the Company. As a result, Mr. Lagan controls a majority of the voting securities of the Company.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

Our Company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries are separate and distinct legal entities. As a result, substantially all of our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payment by our subsidiaries. No subsidiary will have any obligation to provide our Company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full for the sale or other disposal of the assets of those subsidiaries before our Company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

The effects of the coronavirus pandemic have had, and may continue to have, a material adverse impact on our business, results of operations and financial condition.

Demand for services at our hospitals was substantially impacted by the COVID-19 pandemic. If the pandemic continues for a further extended period, we would expect to incur lower net revenues and incur significant losses. Accordingly, additional financial assistance may be required.

The coronavirus pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

Although our financial statements have been prepared on a going concern basis, we have accumulated significant losses and have negative cash flows from operations that could adversely affect our ability to refinance existing indebtedness or raise additional capital to fund our operations or limit our ability to react to changes in the economy or our industry which raise substantial doubt about our ability to continue as a going concern.

If we are unable to improve our liquidity position we may not be able to continue as a going concern. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business, which could cause investors to suffer the loss of all or a substantial portion of their investment.

We have accumulated significant losses and have negative cash flows from operations, and at December 31, 2022, we had a working capital deficit and stockholders’ deficit of $42.9 million and $29.1 million, respectively. In addition, we incurred a loss from continuing operations of $3.3 million and $5.3 million for the years ended December 31, 2022 and 2021, respectively, and we used cash of $0.2 million and $8.9 million to fund our operations during 2022 and 2021, respectively. Our cash position ($0.5 million at December 31, 2022) is critically deficient, and payments for our operations are not being made in the ordinary course of business. The continued losses and other related factors, including past due accounts payable and payroll taxes as well as payment defaults of certain outstanding debentures and notes payable, as more fully discussed in Notes 1, 7 and 8 to the consolidated financial statements incorporated by reference in this prospectus, raise substantial doubt about our ability to continue as a going concern for the next 12 months.

The Company’s core business plan is to own and operate rural hospitals and other related healthcare service facilities, which is a specialized marketplace with a requirement for capable and knowledgeable management. The Company’s current financial condition may make it difficult to attract and maintain adequate expertise in its management team to successfully operate the Company’s hospitals.

There can be no assurance that we will be able to achieve our business plan, which is to acquire and operate clusters of rural hospitals and related assets, raise any additional capital or secure the additional financing necessary to implement our current operating plan. Our ability to continue as a going concern is dependent upon our ability to raise adequate capital to fund our operations and repay our outstanding debentures and other past due obligations, fully align our operating costs, increase our net revenues and eventually gain profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The Company sold several of its subsidiaries to InnovaQor and has a current convertible preferred stock investment in and note receivable with InnovaQor. An inability to monetize its convertible preferred stock investment and/or receive cash proceeds in connection with repayment of the note receivable could have a material adverse effect on the Company.

In June 2021, the Company sold several of its information technology related subsidiaries to InnovaQor for 14,950 shares of InnovaQor Series B-1 Preferred Stock. In addition, the Company has provided loans/advances to InnovaQor to fund its working capital needs; such loans were restructured on December 31, 2022 into a note receivable in the amount of $1.5 million. The Company has provided additional funds to InnovaQor since December 31, 2022 and expects to continue to do so until InnovaQor raises third-party capital. Modest liquidity in InnovaQor’s common stock continues to affect the prospects for monetization of the Company’s preferred stock investment. Also, any delay in InnovaQor’s ability to raise third-party capital may affect the timing of repayment of the note receivable, the liquidity of its common stock and the need for continued funding of InnovaQor by the Company. The Company and InnovaQor may seek to restructure the terms of the note receivable in the future. All such factors could have a material adverse effect on the Company.

The InnovaQor Series B-1 Preferred Stock and the note receivable represent a significant portion of the Company’s assets. There is no assurance that InnovaQor will be able to continue as a going concern. If that were not to happen it would have a material adverse effect on the Company.

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Our results of operations may be adversely affected if the Patient Protection and Affordable Care Act (“ACA”) is repealed, replaced or otherwise changed.

The ACA has increased the number of people with health care insurance. It also has reduced Medicare and Medicaid reimbursements. Numerous proposals continue to be discussed to repeal, amend or replace the law. We cannot predict whether any such repeal, amend or replace proposals, or any parts of them, will become law and, if they do, what their substance or timing will be. There is uncertainty whether, when and how the ACA may be changed, what alternative provisions, if any, will be enacted, the timing of enactment and implementation of any alternative provisions and the impact of any alternative provisions on providers as well as other healthcare industry participants. Efforts to repeal or change the ACA or implement other initiatives intended to reform healthcare delivery and financial systems may have an adverse effect on our business and results of operations.

We may have a limited ability to use some or all of our net operating loss carryforwards in the future.

Under Section 382 of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset our taxable income. Specifically, this limitation may arise in the event of a cumulative change in ownership of the Company of more than 50% within a three-year period. Any such annual limitation may significantly reduce the utilization of our net operating loss carryforwards before they expire. The Company has federal net operating loss carryforwards totaling approximately $73.6 million generated since 2016. It also has various state net operating loss carryforwards that begin to expire in 2032. Transactions that may occur in the future may trigger an ownership change pursuant to Section 382, and prior transactions may be deemed to have triggered an ownership change pursuant to Section 382, the result of which could limit the amount of net operating loss carryforwards that we can utilize annually to offset our taxable income, if any. The Company is reviewing whether any prior transaction may have triggered a limitation under Section 382. Any such limitation, whether as a result of a prior transaction or a transaction in the future, could have a material adverse effect on our future results of operations.

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General economic conditions.

Much healthcare spending is discretionary and can be significantly impacted by economic downturns. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals. In addition, employers may impose or patients may select a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of uninsured patients may seek care in our emergency rooms.

We are unable to quantify the specific impact of current or recent economic conditions on our business, however, we believe that the economic conditions in the service areas in which our hospitals operate may have an adverse impact on our operations. Such impact can be expected to continue to affect not only the healthcare decisions of our patients and potential patients but could also have an adverse impact on the solvency of certain managed care providers and other counterparties to transactions with us.

Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services.

We also face efforts by non-governmental third-party payers, including healthcare plans, to reduce utilization and reimbursement for healthcare services.

The healthcare industry has experienced a trend of consolidation among healthcare insurance plans and payers, resulting in fewer but larger insurance plans with significant bargaining power to negotiate fee arrangements with healthcare providers. These healthcare plans, and independent physician associations, may demand that providers accept discounted fee structures or assume all or a portion of the financial risk associated with providing services to their members through capped payment arrangements. There are also an increasing number of patients enrolling in consumer driven products and high deductible plans that involve greater patient cost-sharing.

The increased consolidation among healthcare plans and payers increases the potential adverse impact of not being, or ceasing to be, a contracted provider with any such insurer. The ACA includes provisions, including ones regarding the creation of healthcare exchanges, which may encourage healthcare insurance plans to increase exclusive contracting.

We expect continuing efforts to reduce reimbursements, to impose more stringent cost controls and to reduce utilization of services. These efforts, including future changes in third-party payer rules, practices and policies or ceasing to be a contracted provider to many healthcare plans, have had and may continue to have a material adverse effect on our business.

Some of our operations are subject to federal and state laws prohibiting “kickbacks” and other laws designed to prohibit payments for referrals and eliminate healthcare fraud.

Federal and state anti-kickback and similar laws prohibit payment, or offers of payment, in exchange for referrals of products and services for which reimbursement may be made by Medicare or other federal and state healthcare programs. Some state laws contain similar prohibitions that apply without regard to the payer of reimbursement for the services. Under a federal statute, known as the “Stark Law” or “self-referral” prohibition, physicians, subject to certain exceptions, are prohibited from referring their Medicare or Medicaid program patients to providers with which the physicians or their immediate family members have a financial relationship, and the providers are prohibited from billing for services rendered in violation of Stark Law referral prohibitions. Violations of the federal Anti-Kickback Law and Stark Law may be punished by civil and criminal penalties, and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. States may impose similar penalties. The ACA significantly strengthened provisions of the Federal False Claims Act and Anti-Kickback Law provisions, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by private citizen “relators” for perceived violations of these laws. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen relators under federal or state false claims laws. A qui tam lawsuit has been filed against the Company alleging violations of the False Claims Act. See “Legal Proceedings”.

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Federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. For example, the ACA includes significant new fraud and abuse measures, including required disclosures of financial arrangements with physician customers, lower thresholds for violations and increased potential penalties for violations. Federal funding available for combating health care fraud and abuse generally has increased. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of services and those relating to relationships with physicians, hospitals and patients, contain language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations.

From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations, or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, payers and others. Furthermore, if a regulatory or judicial authority finds that we have not complied with applicable laws and regulations, we would be required to refund amounts that were billed and collected in violation of such laws and regulations. In addition, we may voluntarily refund amounts that were alleged to have been billed and collected in violation of applicable laws and regulations. In either case, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs and the loss of licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could harm our operating results and financial condition.

Moreover, regardless of the outcome, if we or physicians or other third parties with whom we do business are investigated by a regulatory or law enforcement authority we could incur substantial costs, including legal fees, and our management may be required to divert a substantial amount of time to an investigation.

To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the OIG, have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the United States Sentencing Commission Guidelines Manual, and for many years the OIG has made available a model compliance program. In addition, certain states require that health care providers that engage in substantial business under the state Medicaid program have a compliance program that generally adheres to the standards set forth in the Model Compliance Program. Also, under the ACA, HHS will require suppliers, such as the Company, to adopt, as a condition of Medicare participation, compliance programs that meet a core set of requirements. While we have adopted, or are in the process of adopting, healthcare compliance and ethics programs that generally incorporate the OIG’s recommendations, and training our applicable employees in such compliance, having such a program can be no assurance that we will avoid any compliance issues.

We conduct our business in a heavily regulated industry and changes in regulations or violations of regulations could, directly or indirectly, harm our operating results and financial condition.

The healthcare industry is highly regulated and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

●	federal and state laws applicable to billing and claims payment;
●	federal and state laws relating to licensure;
●	federal and state anti-kickback laws;
●	federal and state false claims laws;
●	federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;
●	coverage and reimbursement levels by Medicare and other governmental payors and private insurers;
●	HIPAA, along with the revisions to HIPAA as a result of the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and analogous state laws;

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●	federal and state regulation of privacy, security, electronic transactions and identity theft;
●	federal, state and local laws governing the handling, transportation and disposal of medical and hazardous waste;
●	Occupational Safety and Health Administration rules and regulations;
●	changes to laws, regulations and rules as a result of the ACA; and
●	changes to other federal, state and local laws, regulations and rules, including tax laws.

These laws and regulations are extremely complex and in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. Any determination that we have violated these laws or regulations, or the public announcement that we are being investigated for possible violations of these laws or regulations, could harm our operating results and financial condition. In addition, a significant change in any of these laws or regulations may require us to change our business model in order to maintain compliance with these laws or regulations, which could harm our operating results and financial condition.

Failure to comply with complex federal and state laws and regulations related to submission of claims for services can result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid programs.

We are subject to extensive federal and state laws and regulations relating to the submission of claims for payment for services, including those that relate to coverage of our services under Medicare, Medicaid and other governmental health care programs, the amounts that may be billed for our services and to whom claims for services may be submitted.

Our failure to comply with applicable laws and regulations could result in our inability to receive payment for our services or result in attempts by third-party payers, such as Medicare and Medicaid, to recover payments from us that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including substantial civil money penalties for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare and Medicaid. Government authorities may also assert that violations of laws and regulations related to submission or causing the submission of claims violate the federal False Claims Act (“FCA”) or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. Violations of the FCA could result in enormous economic liability. The FCA provides that all damages are trebled. For example, we could be subject to FCA liability if it was determined that the services we provided were not medically necessary and not reimbursable, particularly if it were asserted that we contributed to the physician’s referrals of unnecessary services to us. It is also possible that the government could attempt to hold us liable under fraud and abuse laws for improper claims submitted by an entity for services that we performed if we were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

Our facilities are subject to potential claims for professional liability, including existing or potential claims based on the acts or omissions of third parties, which claims may not be covered by insurance.

Our facilities are subject to potential claims for professional liability (medical malpractice) in connection with their operations, as well as potentially acquired or discontinued operations. To cover such claims, professional malpractice liability insurance and general liability insurance are maintained in amounts believed to be sufficient for operations, although some claims may exceed the scope or amount of the coverage in effect. The assertion of a significant number of claims, either within a self-insured retention (deductible) or individually or in the aggregate in excess of available insurance, could have a material adverse effect on our results of operations or financial condition. Premiums for professional liability insurance have historically been volatile and we cannot assure you that professional liability insurance will continue to be available on terms acceptable to us, if at all. The operations of hospitals also depend on the professional services of physicians and other trained healthcare providers and technicians in the conduct of their respective operations, including independent laboratories and physicians rendering diagnostic and medical services. There can be no assurance that any legal action stemming from the act or omission of a third-party provider of healthcare services would not be brought against one of our hospitals, resulting in significant legal expenses in order to defend against such legal action or to obtain a financial contribution from the third party whose acts or omissions occasioned the legal action.

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Our success depends on our ability to attract and retain qualified healthcare professionals. A shortage of qualified healthcare professionals could weaken our ability to deliver healthcare services.

Our operations are dependent on the efforts, ability and experience of healthcare professionals, such as physicians, nurses, therapists, pharmacists and lab technicians. Each facility’s success has been, and will continue to be, influenced by its ability to attract and retain these skilled employees. A shortage of healthcare professionals, the loss of some or all of its key employees or the inability to attract or retain sufficient numbers of qualified healthcare professionals could cause the operating performance of one or more of our facilities to decline.

A significant portion of our net revenues is dependent on Medicare and Medicaid payments and possible reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce our revenues.

A significant portion of our net revenues is derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. Previous legislative changes have resulted in, and future legislative changes may result in, limitations on and reduced levels of payment and reimbursement for a substantial portion of hospital procedures and costs.

Future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs may have a material adverse effect on our consolidated business, financial condition, results of operations or prospects.

Failure to timely or accurately bill for our services could have a material adverse effect on our business.

Billing for medical services is extremely complicated and is subject to extensive and non-uniform rules and administrative requirements. Depending on the billing arrangement and applicable law, we bill various payers, such as patients, insurance companies, Medicare, Medicaid, physicians, hospitals and employer groups. Changes in laws and regulations could increase the complexity and cost of our billing process. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further cost and complexity to the billing process.

Missing, incomplete, or incorrect information adds complexity to and slows the billing process, creates backlogs of unbilled services, and generally increases the aging of accounts receivable and bad debt expense. Failure to timely or correctly bill may lead to our not being reimbursed for our services or an increase in the aging of our accounts receivable, which could adversely affect our results of operations and cash flows. Failure to comply with applicable laws relating to billing or even having to pay back amounts incorrectly billed and collected could lead to various penalties, including: (1) exclusion from participation in CMS and other government programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate our business, any of which could have a material adverse effect on our results of operations or cash flows.

There have been times when our accounts receivable have increased at a greater rate than revenue growth and, therefore, have adversely affected our cash flows from operations. We have taken steps to implement systems and processing changes intended to improve billing procedures and related collection results. However, we cannot assure that our ongoing assessment of accounts receivable will not result in the need for additional provisions. Such additional provisions, if implemented, could have a material adverse effect on our operating results.

Our operations may be adversely impacted by the effects of extreme weather conditions, natural disasters such as hurricanes and earthquakes, hostilities or acts of terrorism and other criminal activities.

Our operations are always subject to adverse impacts resulting from extreme weather conditions, natural disasters, hostilities or acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek our services or in our employees’ ability to perform their job duties. In addition, such events may temporarily interrupt our ability to provide our services. The occurrence of any such event and/or a disruption of our operations as a result may adversely affect our results of operations.

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Increased competition, including price competition, could have a material adverse impact on our net revenues and profitability.

We operate in a business that is characterized by intense competition. Our major competitors include large national hospitals that possess greater name recognition, larger customer bases, and significantly greater financial resources and employ substantially more personnel than we do. Many of our competitors have long established relationships. Although our hospitals operate in communities where they are currently the only general acute care hospital, they face substantial competition from other hospitals in their respective regions. Although these competing hospitals may be many miles away, patients in these markets may travel to these competing hospitals as a result of local physician referrals, managed care plan incentives or personal choices. We cannot assure you that we will be able to compete successfully with such entities in the future.

The healthcare business is intensely competitive both in terms of price and service. Pricing of services is often one of the most significant factors used by patients, health care providers and third-party payers in selecting a provider. As a result of the healthcare industry undergoing significant consolidation, larger providers are able to increase cost efficiencies. This consolidation results in greater price competition. We may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our net earnings and cash flows could be negatively impacted by such price competition. We may also face competition from companies that do not comply with existing laws or regulations or otherwise disregard compliance standards in the industry. Additionally, we may also face changes in fee schedules, competitive bidding for services or other actions or pressures reducing payment schedules as a result of increased or additional competition. Additional competition, including price competition, could have a material adverse impact on our net revenues and profitability.

Continued supply chain shortages could increase our costs of operations or adversely affect our results of operations.

Shortages, delays, increased costs, and governmental restrictions arising from the COVID-19 pandemic or arising out of increased demand as the pandemic wanes have disrupted and may continue to disrupt the ability of our facilities to procure items used in their operations. A severe inability to obtain such items or substantially increased costs for the items could have an adverse effect on our results of operations if we are unable to pass such costs along to patients.

Sustained inflation could increase our costs of operations.

The healthcare industry is very labor intensive and salaries and benefits are subject to inflationary pressures, as are supply and other costs. In particular, like others in the healthcare industry, we continue to experience a shortage of nurses and other clinical staff and support personnel, which has been exacerbated by the COVID-19 pandemic. We are treating patients with COVID-19 in our facilities and, in some areas, the increased demand for care is putting a strain on our resources and staff, which has required us to utilize higher-cost temporary labor and pay premiums above standard compensation for essential workers. The length and extent of the disruptions caused by the COVID-19 pandemic are currently unknown; however, we expect such disruptions to continue. This staffing shortage may require us to further enhance wages and benefits to recruit and retain nurses and other clinical staff and support personnel or require us to hire expensive temporary personnel. Furthermore, we are unable to predict whether recent inflationary spikes, which were initially thought to be transitory and due to pandemic recovery related demand, labor shortages in selected markets, and supply chain issues will continue for an extended period of time. Substantially increased costs of personnel, goods, and services could have an adverse effect on our results of operations if we are unable to pass such costs along to patients. The concentration of our patients in persons for whom the cost of treatment is paid for under government programs could substantially limit our ability to pass through such costs.

Failure to maintain the security of patient-related information or compliance with security requirements could damage the Company’s reputation with patients and cause it to incur substantial additional costs and to become subject to litigation.

Pursuant to HIPAA and certain similar state laws, we must comply with comprehensive privacy and security standards with respect to the use and disclosure of protected health information. Under the HITECH amendments to HIPAA, HIPAA was expanded to require certain data breach notifications, to extend certain HIPAA privacy and security standards directly to business associates, to heighten penalties for noncompliance and to enhance enforcement efforts. If the Company does not comply with existing or new laws and regulations relating to protecting the privacy and security of personal or health information, it could be subject to monetary fines, civil penalties or criminal sanctions.

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The Company receives certain personal and financial information about its patients. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments. While we take reasonable and prudent steps to protect this information, a compromise in the Company’s security systems that results in patient personal information being obtained by unauthorized persons or the Company’s failure to comply with security requirements for financial transactions could adversely affect the Company’s reputation with its customers and others, as well as the Company’s results of operations, financial condition and liquidity. It could also result in litigation against the Company or the imposition of penalties.

Failure of the Company to comply with emerging electronic transmission standards could adversely affect our business.

The failure of our IT systems to keep pace with technological advances may significantly reduce our revenues or increase our expenses. Public and private initiatives to create healthcare information technology (“HCIT”) standards and to mandate standardized clinical coding systems for the electronic exchange of clinical information could require costly modifications to our existing HCIT systems. While we do not expect HCIT standards to be adopted or implemented without adequate time to comply, if we fail to adopt or delay in implementing HCIT standards, we could lose customers and business opportunities.

Compliance with the HIPAA security regulations and privacy regulations may increase the Company’s costs.

The HIPAA privacy and security regulations, including the expanded requirements under HITECH, establish comprehensive federal standards with respect to the use and disclosure of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and security of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

●	the circumstances under which the use and disclosure of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for the Company’s services, and its healthcare operations activities;
●	a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information;
●	the content of notices of privacy practices for protected health information;
●	administrative, technical and physical safeguards required of entities that use or receive protected health information; and
●	the protection of computing systems maintaining Electronic Personal Health Information (“ePHI”).

The Company has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy and security regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, the Company is required to comply with both federal privacy and security regulations and varying state privacy and security laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, the Company may also be required to comply with the laws of those other countries. The federal privacy regulations restrict the Company’s ability to use or disclose patient identifiable data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. HIPAA, as amended by HITECH, provides for significant fines and other penalties for wrongful use or disclosure of protected health information in violation of the privacy and security regulations, including potential civil and criminal fines and penalties. Due to the enactment of HITECH and an increase in the amount of monetary financial penalties, government enforcement has also increased. It is not possible to predict what the extent of the impact on business will be, other than heightened scrutiny and emphasis on compliance. If the Company does not comply with existing or new laws and regulations related to protecting the privacy and security of health information it could be subject to significant monetary fines, civil penalties or criminal sanctions. In addition, other federal and state laws that protect the privacy and security of patient information may be subject to enforcement and interpretations by various governmental authorities and courts resulting in complex compliance issues. For example, the Company could incur damages under state laws pursuant to an action brought by a private party for the wrongful use or disclosure of confidential health information or other private personal information.

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Health care reform and related programs (e.g. Health Insurance Exchanges), changes in government payment and reimbursement systems, or changes in payer mix, including an increase in capitated reimbursement mechanisms and evolving delivery models, could have a material adverse impact on the Company’s net revenues, profitability and cash flow.

Our services are billed to private patients, Medicare, Medicaid, commercial clients, managed care organizations (“MCOs”) and third-party insurance companies. Bills may be sent to different payers depending on the medical insurance benefits of a particular patient. Increases in the percentage of services billed to government and managed care payers could have an adverse impact on the Company’s net revenues.

A portion of the third-party insurance fee-for-service revenues are collectible from patients in the form of deductibles, copayments and coinsurance. As patient cost-sharing increases, collectability may be impacted.

In addition, Medicare and Medicaid and private insurers have increased their efforts to control the cost, utilization and delivery of health care services. Measures to regulate health care delivery have resulted in reduced prices, added costs and decreased utilization as well as increased complexity and new regulatory and administrative requirements. Changes to, or repeal of, the ACA, the health care reform legislation passed in 2010, also may continue to affect coverage, reimbursement and utilization of services, as well as administrative requirements, in ways that are currently unpredictable.

The Company expects efforts to impose reduced reimbursement, more stringent payment policies and utilization and cost controls by government and other payers to continue. If the Company cannot offset additional reductions in the payments it receives for its services by reducing costs, increasing the number of patients treated and/or introducing new procedures, it could have a material adverse impact on the Company’s net revenues, profitability and cash flows.

As an employer, health care reform legislation also contains numerous regulations that will require the Company to implement significant process and record keeping changes to be in compliance. These changes increase the cost of providing healthcare coverage to employees and their families. Given the limited release of regulations to guide compliance, as well as potential changes to or repeal of the ACA, the exact impact to employers including the Company is uncertain.

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Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon the Company’s business and financial condition.

The Company may become subject in the ordinary course of business to material legal action related to, among other things, professional liability, contracts and employee-related matters, as well as inquiries and requests for information from governmental agencies and bodies and Medicare or Medicaid payors requesting comment and/or information on allegations of billing irregularities, billing and pricing arrangements, privacy practices and other matters that are brought to their attention through billing audits or third parties. The healthcare industry is subject to substantial Federal and state government regulation and audit. Legal actions could result in substantial monetary damages as well as damage to the Company’s reputation with customers, which could have a material adverse effect upon its business.

As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our common stock, if any, and ability to obtain any necessary equity or debt financing could suffer. Presently, our auditors are not required to audit internal controls over financial reporting. However, if in the future such a requirement arises, and in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our periodic reports with the SEC. This would likely have an adverse effect on the trading price of our common stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our common stock. In such event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

An inability to attract and retain experienced and qualified personnel could adversely affect the Company’s business.

The loss of key management personnel or the inability to attract and retain experienced and qualified employees by the Company could adversely affect the business. The success of the Company is dependent in part on the efforts of key members of its management team.

Failure in the Company’s information technology systems or delays or failures in the development and implementation of updates or enhancements to those systems could significantly delay billing and otherwise disrupt the Company’s operations or patient relationships.

The Company’s business and patient relationships depend, in part, on the continued performance of its information technology systems. Despite network security measures and other precautions, the Company’s information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of the Company’s systems in one or more of its operations could disrupt the Company’s ability to conduct its business. Breaches with respect to protected health information could result in violations of HIPAA and analogous state laws, and risk the imposition of significant fines and penalties. Failure of the Company’s information technology systems could adversely affect the Company’s business, profitability and financial condition.

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Increasing health insurance premiums and co-payments or high deductible health plans may cause individuals to forgo health insurance and avoid medical attention, either of which may reduce demand for our products and services.

Health insurance premiums, co-payments and deductibles have generally increased in recent years. These increases may cause individuals to forgo health insurance, as well as medical attention. This behavior may reduce demand for services at our hospitals.

Our business has substantial indebtedness; the majority of our debt instruments are in payment default and contain restrictive covenants which may affect our operational and financial flexibility.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt and other obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions and place us at a competitive disadvantage. Restrictive covenants in the agreements governing our indebtedness may adversely affect us. As of December 31, 2022, we had total debt outstanding of approximately $14.5 million, all of which is short term and the majority of which is past due. As a result of non-payments of debt, included in outstanding debentures at both December 31, 2022 and 2021, were default payment penalties of $1.9 million and we have incurred penalty interest on outstanding debentures and notes payable of approximately $1.8 million and $2.6 million during the years ended December 31, 2022 and 2021, respectively.

Our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forego attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

Failure to achieve and maintain an effective system of internal control over financial reporting may result in our not being able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Our management has determined that as of December 31, 2022, we did not maintain effective internal control over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. If the results of our remediation efforts regarding our material weaknesses are not successful, or if additional material weaknesses or significant deficiencies are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control of the Company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more different series with terms to be fixed by our Board of Directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us, and could effectively be used as an anti-takeover device.

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Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors, and require that special meetings of stockholders be called only by our chairman of the board, chief executive officer, president or the board pursuant to a resolution adopted by a majority of the board.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

As a public company, we incur significant administrative workload and expenses.

As a public company, we must comply with various laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC. Complying with these statutes, regulations and requirements, including our public company reporting requirements, continues to occupy a significant amount of the time of our Board of Directors and management and involves significant accounting, legal and other expenses. We may need to hire additional accounting personnel to handle these responsibilities, which will increase our operating costs. Furthermore, these laws, regulations and requirements could make it more difficult or more costly for us to obtain certain types of insurance. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, would likely result in increased costs to us as we respond to their requirements. We are investing resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock and certain of our financing agreements, while outstanding, prohibit us from declaring or paying cash dividends without approval, which may not be granted. In addition, we anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. The terms of certain series of our Preferred Stock also preclude the payment of cash dividends on our common stock unless dividends are paid on such Preferred Stock. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our common stock appreciates, which is uncertain and unpredictable.

We have used our convertible preferred stock for the exchange/repayment of debt and to raise capital. Going forward, we may use our stock to pay, to a large extent, for future acquisitions or we may continue to use our stock for the exchange/repayment of debt and to raise capital, which has been and would continue to be dilutive to investors.

In the past we have used our convertible preferred stock for the exchange/repayment of debt and to raise capital, which as a result of the conversions of the preferred stock into a variable number of shares of our common stock, has resulted in significant dilution of our common stock. Going forward, we may choose to use additional preferred or common stock to pay, to a large extent, for future acquisitions or for additional exchanges/repayments of debt and to raise capital, and believe that doing so will enable us to retain a greater percentage of our cash flows to fund operations and to obtain cash to fund our operations. Price fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for acquisitions, or could cause us to offer stock as consideration for acquisitions on terms that are not favorable to us and our stockholders. If we issued shares of our convertible preferred stock or our common stock in lieu of cash as consideration for acquisitions or in exchange/repayment of debt or to raise capital under unfavorable circumstances, it may result in significant dilution to investors.

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Our operations are dependent on the local economies and the surrounding areas in which they operate and are concentrated in Tennessee. A significant deterioration in those economies could cause a material adverse effect on our hospitals’ businesses.

Each rural hospital operation is dependent upon the local economy where it is located. A significant deterioration in that economy would negatively impact the demand for the facility’s services, as well as the ability of patients and other payers to pay for service as rendered.

Our revenues are particularly sensitive to regulatory and economic changes in the State of Tennessee. Any change in the current demographic, economic, competitive or regulatory conditions in the state could have an adverse effect on our business, financial condition or results of operations. Changes to the Medicaid program or other health care laws or regulations in that state could also have an adverse effect.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and those documents incorporated by reference in this prospectus contain forward-looking statements. Statements contained in this prospectus that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspectives of existing trends and information as of the date of this prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 3, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for the Company’s products and services; the impact of competitive services, products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the SEC for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We will incur all costs associated with this registration statement and prospectus, which we anticipate to be approximately $25,500. We will not receive any proceeds from the sale of our common stock covered hereby by any of the Selling Stockholders. We may receive proceeds from the cash exercise of the Class B Warrants which, if exercised in full in cash, would result in gross proceeds of $898,029. The shares of common stock to be sold in this offering have not yet been issued and will only be issued upon exercise of the Class B Warrants.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since October 25, 2017, our common stock has been traded on the OTC Pink under the symbol “RNVA”. The following table sets forth the high and low closing sales prices per share of our common stock as reported for the periods indicated, as adjusted to reflect all applicable reverse stock splits. Such quotations represent inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. On May 10, 2023, the closing price for our common stock as reported on the OTC Pink was $0.0001 per share.

Quarter Ended	High	Low
March 31, 2020	$20,000,000.00	$10,000,000.00
June 30, 2020	$30,000,000.00	$5,000,000.00
September 30, 2020	$30,000,000.00	$1,700,000.00
December 31, 2020	$2,500,000.00	$130,000.00
March 31, 2021	$380,000.00	$40,800.00
June 30, 2021	$60,000.00	$4,000.00
September 30, 2021	$8,000.00	$2.00
December 31, 2021	$9.00	$0.50
March 31, 2022	$1.00	$0.010
June 30, 2022	$0.0386	$0.0001
September 30, 2022	$0.0002	$0.0001
December 31, 2022	$0.0002	$0.0001
March 31, 2023	$0.0001	$0.0001
June 30, 2023 (through May 10, 2023)	$0.0001	$0.0001

As of May 1, 2023, there were two stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

Voting Agreement

Mr. Diamantis, a former member of our Board of Directors, is the holder of our Series M Preferred Stock. On August 13, 2020, Mr. Diamantis entered into a Voting Agreement and Irrevocable Proxy (the “Voting Agreement”) with the Company, Seamus Lagan and Alcimede LLC (of which Mr. Lagan, the Company’s Chief Executive Officer, is the sole manager) pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis. Mr. Diamantis has retained all other rights under the Series M Preferred Stock. Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. This means that the holders of Series M Preferred Stock have sufficient votes, by themselves, to approve or defeat any proposal voted on by the Company’s stockholders, unless there is a supermajority required under applicable law or by agreement.

Dividend Policy

Holders of the Company’s common stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available. The holders of the Rennova Series H Preferred Stock receive dividends at the same time any dividend is paid on shares of common stock in an amount equal to the amount such holder would have received if such shares of preferred stock were converted into common stock. Except for stock dividends, the holders of Rennova’s Series L Preferred Stock are not entitled to receive dividends on their shares. For each of Rennova’s Series M Preferred Stock, Series N Preferred Stock, Series O Preferred Stock and Series P Preferred Stock, dividends at the rate per annum of 10% of the stated value per share accrue on each outstanding share from and after the date of the original issuance of such share. Such accruing dividends accrue from day to day, whether or not declared, and are cumulative and non-compounding, provided, however, that such accruing dividends are payable only when, as and if declared by the Company’s Board of Directors. No cash dividends may be paid on the common stock unless these accruing dividends are paid.

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We have never declared or paid any cash dividends on our common stock, nor do we anticipate any cash dividends on our common stock in the foreseeable future. Certain of our financing agreements prohibit the payment of cash dividends.

The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, the Company’s financial condition, capital requirements, general business conditions, restrictions under the Company’s financing agreements and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid on the Company’s common stock.

BUSINESS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes incorporated by reference in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Rennova Health, Inc. (“Rennova” or the “Company”) is a provider of healthcare services. We own one operating hospital in Oneida, Tennessee, a hospital located in Jamestown, Tennessee that we plan to reopen and operate, and a rural health clinic in Kentucky. The Company’s operations consist of only one business segment, Hospital Operations.

Hospital Operations

We believe that the acquisition or development of rural hospitals and related healthcare services assets is a viable business strategy and will create a stable revenue base from the provision of a needed service in rural America. These facilities deliver needed healthcare services and employment to communities that would otherwise have to travel an hour or more to alternative locations.

Our current operations began on August 8, 2017, following the receipt of the required licenses and regulatory approvals to open our first hospital in Oneida, Tennessee. We had net revenues of approximately $13.0 million and approximately $3.2 million during the years ended December 31, 2022 and 2021, respectively.

Scott County Community Hospital (d/b/a Big South Fork Medical Center)

On January 13, 2017, we acquired certain assets related to Scott County Community Hospital, based in Oneida, Tennessee (the “Oneida Assets”). The Oneida Assets include a 52,000 square foot hospital building and 6,300 square foot professional building on approximately 4.3 acres. Scott County Community Hospital has 25 beds, a 24/7 emergency department and a laboratory that provides a range of diagnostic services. Scott County Community Hospital closed in July 2016 in connection with the bankruptcy filing of its parent company, Pioneer Health Services, Inc. We acquired the Oneida Assets out of bankruptcy for a purchase price of $1.0 million. The hospital, which has been renamed Big South Fork Medical Center, became operational on August 8, 2017. The hospital became certified as a Critical Access Hospital in December 2021, retroactive to June 30, 2021.

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Jamestown Regional Medical Center

On June 1, 2018, we acquired from Community Health Systems, Inc. certain assets related to an acute care hospital located in Jamestown, Tennessee, referred to as Jamestown Regional Medical Center, for a purchase price of $0.7 million. The hospital is an 85-bed facility of approximately 90,000 square feet on over eight acres of land, which offered a 24-hour emergency department with two trauma bays and seven private exam rooms, inpatient and outpatient medical services and a progressive care unit which provided telemetry services. The acquisition also included a separate physician practice known as Mountain View Physician Practice, Inc.

The Company suspended operations at the hospital and physician practice in June 2019, as a result of the termination of the hospital’s Medicare agreement and other factors. The Company is evaluating whether to reopen the facility as an acute care hospital or as another type of healthcare facility. Jamestown is located 38 miles west of Big South fork Medical Center.

Jellico Medical Center

On March 5, 2019, we acquired certain assets related to a 54-bed acute care hospital that offered comprehensive services located in Jellico, Tennessee known as Jellico Community Hospital and an outpatient clinic located in Williamsburg, Kentucky known as the CarePlus Center. The hospital and the clinic and their associated assets were acquired from Jellico Community Hospital, Inc. and CarePlus Rural Health Clinic, LLC, respectively. On March 1, 2021, the Company closed Jellico Community Hospital, after the City of Jellico issued a 30-day termination notice for the lease of the building.

The CarePlus Clinic offers compassionate care in a modern, patient-friendly facility. The CarePlus Clinic is located 32 miles northwest of our Big South Fork Medical Center.

Discontinued Operations

Sale of Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc.

On June 25, 2021, the Company sold its subsidiaries, Health Technology Solutions, Inc. (“HTS”) and Advanced Molecular Services Group, Inc. (“AMSG”), including their subsidiaries, to InnovaQor, Inc. (“InnovaQor”), formerly known as VisualMED Clinical Solutions Corporation. HTS and AMSG held Rennova’s software and genetic testing interpretation divisions. In consideration for the shares of HTS and AMSG and the elimination of intercompany debt among the Company and HTS and AMSG, InnovaQor issued the Company 14,950 shares of its Series B-1 Non-Voting Convertible Preferred Stock (the “InnovaQor Series B-1 Preferred Stock”). The Company recorded a gain on the sale of HTS and AMSG of $11.3 million in the year ended December 31, 2021, of which $9.1 million resulted from the value of the 14,950 shares of the InnovaQor Series B-1 Preferred Stock and $2.2 million resulted from the transfer to InnovaQor of the net liabilities of HTS and AMSG. We have reflected the financial results of HTS and AMSG prior to the sale, as well as the gain on sales, as discontinued operations in our consolidated financial statements incorporated by reference herein.

EPIC Reference Labs, Inc.

During the third quarter of 2020, we made a decision to sell EPIC Reference Labs, Inc. (“EPIC”) and to discontinue several other non-operating subsidiaries, and as a result, EPIC’s operations and the other non-operating subsidiaries’ liabilities have been included in discontinued operations in the consolidated financial statements incorporated by reference in this prospectus. We were unable to find a buyer for EPIC and, therefore, have ceased all efforts to sell EPIC and closed down its operations.

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Outlook

Rural healthcare facilities provide a much-needed service to their local communities. Furthermore, owning a number of facilities in the same geographic location will create numerous efficiencies in management, purchasing and staffing and will enable the provision of additional, specialized and more valuable services that are needed by rural communities but cannot be sustained by a standalone facilities. We remain confident that this is a sustainable model we can continue to grow through acquisition and development.

In the second quarter of 2022, we formed a subsidiary, Myrtle Recovery Centers, Inc., to pursue opportunities in the behavioral sector initially in our core, rural markets. We intend to focus on leveraging our existing physical locations and corporate and regional infrastructure to offer behavioral services including, but not limited to, substance abuse treatment. Services will be provided on either an inpatient, residential basis or an outpatient basis. The Company is finalizing its plans for these initiatives, which are subject to many factors, including licensure and the hiring of clinical and operational staff. The Company intends to initially offer substance abuse services at its Big South Fork Medical Center campus. The Company expects the facility to be open and operating in the second quarter of 2023 although there is no assurance that the Company will proceed with its plans.

Impact of the Pandemic

The COVID-19 pandemic was declared a global pandemic by the World Health Organization on March 11, 2020. We continue to closely monitor the COVID-19 pandemic and its impact on our operations and we have taken steps intended to minimize the risk to our employees and patients. These steps have increased our costs and our net revenues have been significantly adversely affected. As noted in Notes 1, 7 and 8 to the consolidated financial statements incorporated by reference in this prospectus, we have received Paycheck Protection Program loans (“PPP Notes”) as well as Department of Health and Human Services (“HHS”) Provider Relief Funds and employee retention credits from the federal government. If the COVID-19 pandemic continues for a further extended period, we expect to incur significant losses and additional financial assistance may be required. Going forward, we are unable to determine the extent to which the COVID-19 pandemic will continue to affect our business. Our ability to make estimates of the effect of the COVID-19 pandemic on net revenues, expenses or changes in accounting judgments that have had or are reasonably likely to have a material effect on our financial statements is currently limited. The nature and effect of the COVID-19 pandemic on our balance sheet and results of operations will depend on the severity and length of the pandemic in our service areas; government activities to mitigate the pandemic’s effect; regulatory changes in response to the pandemic, especially those affecting rural hospitals; existing and potential government assistance that may be provided; and the requirements of Provider Relief Fund receipts, including our ability to retain such funds as have been received.

The COVID-19 pandemic and the steps taken by governments to seek to reduce its spread have severely impacted the economy and the health care industry in particular. Hospitals have especially been affected. Small rural hospitals, such as ours, may be overwhelmed by patients if conditions worsen in their local areas. Staffing costs, and concerns due to the potential exposure to infections, may increase, as may the costs of needed medical supplies necessary to keep the hospitals open. Doctors and patients may defer elective procedures and other health care services. Travel bans, social distancing and quarantines may limit access to our facilities. Business closings and layoffs in our local areas may result in the loss of insurance and adversely affect demand for our services, as well as the ability of patients and other payers to pay for services as rendered.

These developments have had, and may continue to have, a material adverse effect on us and the operations of our hospitals.

Corporate Information

Effective November 2, 2015, the Company, a Delaware corporation, changed its name from “CollabRx, Inc.” to “Rennova Health, Inc.” The Company was previously named Tegal Corporation until 2012 when it acquired a private company named CollabRx, Inc. and changed its name to “CollabRx, Inc.” Tegal Corporation was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. Tegal’s predecessor company was founded in 1972 and was acquired by Motorola, Inc. in 1978. Tegal completed its initial public offering in October 1995.

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The Company’s fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 855-1626. Our website address is www.rennovahealth.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Competition

The healthcare industry is highly competitive among hospitals and other healthcare providers for patients, affiliations with physicians and acquisitions. The most significant competition our hospitals, and any other hospitals we may acquire, face comes from hospitals that provide more complex services, and other healthcare providers, including outpatient surgery, orthopedic, oncology and diagnostic centers that also compete for patients. Our hospitals, our competitors, and other healthcare industry participants are increasingly implementing physician alignment strategies, such as acquiring physician practice groups, employing physicians and participating in accountable care organizations (“ACOs”) or other clinical integration models, which may impact our competitive position. In addition, increasing consolidation within the payor industry, vertical integration efforts involving payors and healthcare providers, and cost-reduction strategies by large employer groups and their affiliates may impact our ability to contract with payors on favorable terms and otherwise affect our competitive position.

Governmental Regulation

Overview

The healthcare industry is governed by an extremely complex framework of federal, state and local laws, rules and regulations, and there continues to be federal and state proposals that would, and actions that do, impose limitations on government and private payments to providers. In addition, there regularly are proposals to increase co-payments and deductibles from program and private patients. Facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls include what is commonly referred to as “utilization review”. Utilization review entails the review of a patient’s admission and course of treatment by a third party. Historically, utilization review has resulted in a decrease in certain treatments and procedures being performed. Utilization review is required in connection with the provision of care which is to be funded by Medicare and Medicaid and is also required under many managed care arrangements.

Many states have enacted, or are considering enacting, additional measures that are designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Various states have applied, or are considering applying, for a waiver from current Medicaid regulations in order to allow them to serve some of their Medicaid participants through managed care providers. These proposals also may attempt to include coverage for some people who presently are uninsured, and generally could have the effect of reducing payments to hospitals, physicians and other providers for the same level of service provided under Medicaid.

Healthcare Facility Regulation

Certificate of Need Requirements

A number of states require approval for the purchase, construction or expansion of various healthcare facilities, including findings of need for additional or expanded healthcare services. Certificates of Need (“CONs”), which are issued by governmental agencies with jurisdiction over applicable healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or the addition of services and certain other matters. Tennessee, the state in which we currently own our hospitals, has a CON law that applies to such facilities. States periodically review, modify and revise their CON laws and related regulations. Any violation of state CON laws can result in the imposition of civil sanctions or the revocation of licenses for such facilities. We are unable to predict whether our hospitals will be able to obtain any CONs that may be necessary to accomplish their business objectives in any jurisdiction where such certificates of need are required. In addition, future healthcare facility acquisitions also may occur in states that require CONs.

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Future healthcare facility acquisitions also may occur in states that do not require CONs or which have less stringent CON requirements than the state in which Rennova currently owns hospitals. Any healthcare facility operated by the Company in such states may face increased competition from new or expanding facilities operated by competitors, including physicians.

Utilization Review Compliance and Hospital Governance

Healthcare facilities are subject to, and are required to comply with, various forms of utilization review. In addition, under the Medicare prospective payment system, each state must have a peer review organization to carry out a federally mandated system of review of Medicare patient admissions, treatments and discharges in hospitals. Medical and surgical services and physician practices are supervised by committees of staff doctors at each healthcare facility, are overseen by each healthcare facility’s local governing board, the primary voting members of which are physicians and community members, and are reviewed by quality assurance personnel. The local governing boards also help maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures and approve the credentials and disciplining of medical staff members.

Emergency Medical Treatment and Active Labor Act

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) is a federal law that requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition or is in active labor, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program, the Medicaid program or both. In addition, an injured patient, the patient’s family or a medical facility that suffers a financial loss as a direct result of another hospital’s violation of the law can bring a civil suit against that other hospital. Although we believe that we comply with EMTALA, we cannot predict whether the Centers for Medicare & Medicaid Services (“CMS”) will implement new requirements in the future and whether we will be able to comply with any new requirements.

Drugs and Controlled Substances

Various licenses and permits are required by our hospitals to dispense narcotics. They are required to register our dispensing operations for permits and/or licenses with, and comply with certain operating and security standards of, the United States Drug Enforcement Agency (“DEA”), the Food and Drug Administration (“FDA”), state health departments and other state agencies.

Fraud and Abuse, Anti-Kickback and Self-Referral Regulations

Participation in the Medicare and/or Medicaid programs is heavily regulated by federal statutes and regulations. If we fail to comply substantially with the numerous federal laws governing our businesses, our participation in the Medicare and/or Medicaid programs may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare and/or Medicaid programs if it:

●	makes claims to Medicare and/or Medicaid for services not provided or misrepresents actual services provided in order to obtain higher payments;

●	pays money to induce the referral of patients or the purchase of items or services where such items or services are reimbursable under a federal or state health program;

●	fails to report or repay improper or excess payments; or

●	fails to provide appropriate emergency medical screening services to any individual who comes to a hospital’s campus or otherwise fails to properly treat and transfer emergency patients.

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Hospitals continue to be one of the primary focus areas of the federal Office of the Inspector General (“OIG”) and other governmental fraud and abuse programs and the OIG has issued and periodically updated compliance program guidance for hospitals. Each federal fiscal year, the OIG also publishes a General Work Plan that provides a brief description of the activities that the OIG plans to initiate or continue with respect to the programs and operations of HHS and details the areas that the OIG believes are prone to fraud and abuse.

Sections of the Anti-Fraud and Abuse Amendments to the Social Security Act, commonly known as the “anti-kickback” statute, prohibit certain business practices and relationships that might influence the provision and cost of healthcare services reimbursable under Medicare, Medicaid, TriCare or other healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be funded by Medicare or other government programs. Sanctions for violating the anti-kickback statute include criminal penalties and civil sanctions, including fines and possible exclusion from future participation in government programs, such as Medicare and Medicaid. HHS has issued regulations that create safe harbors under the anti-kickback statute. A given business arrangement that does not fall within an enumerated safe harbor is not per se illegal; however, business arrangements that fail to satisfy the applicable safe harbor criteria are subject to increased scrutiny by enforcement authorities.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) broadened the scope of the fraud and abuse laws by adding several criminal statutes that are not related to receipt of payments from a federal healthcare program. HIPAA created civil penalties for proscribed conduct, including upcoding and billing for medically unnecessary goods or services. These laws cover all health insurance programs, private as well as governmental. In addition, HIPAA broadened the scope of certain fraud and abuse laws, such as the anti-kickback statute, to include not just Medicare and Medicaid services, but all healthcare services reimbursed under a federal or state healthcare program. Finally, HIPAA established enforcement mechanisms to combat fraud and abuse. These mechanisms include a bounty system where a portion of the payment recovered is returned to the government agencies, as well as a whistleblower program, where a portion of the payment received is paid to the whistleblower. HIPAA also expanded the categories of persons that may be excluded from participation in federal and state healthcare programs.

There is increasing scrutiny by law enforcement authorities, the OIG, the courts and the U.S. Congress of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as mechanisms to exchange remuneration for patient-care referrals and opportunities. Investigators also have demonstrated a willingness to look behind the formalities of a business transaction and to reinterpret the underlying purpose of payments between healthcare providers and potential referral sources. Enforcement actions have increased, as is evidenced by highly publicized enforcement investigations of certain hospital activities.

In addition, provisions of the Social Security Act, known as the Stark Act, also prohibit physicians from referring Medicare and Medicaid patients to providers of a broad range of designated health services with which the physicians or their immediate family members have ownership or certain other financial arrangements. Certain exceptions are available for employment agreements, leases, physician recruitment and certain other physician arrangements. A person making a referral, or seeking payment for services referred, in violation of the Stark Act is subject to civil monetary penalties; restitution of any amounts received for illegally billed claims; and/or exclusion from future participation in the Medicare program, which can subject the person or entity to exclusion from future participation in state healthcare programs.

Further, if any physician or entity enters into an arrangement or scheme that the physician or entity knows or should have known has the principal purpose of assuring referrals by the physician to a particular entity, and the physician directly makes referrals to such entity, then such physician or entity could be subject to a civil monetary penalty. Compliance with and the enforcement of penalties for violations of these laws and regulations is changing and increasing. For example, CMS has issued a “self-referral disclosure protocol” for hospitals and other providers that wish to self-disclose potential violations of the Stark Act and attempt to resolve those potential violations and any related overpayment liabilities at levels below the maximum penalties and amounts set forth in the statute. In light of the provisions of the Affordable Care Act that created potential liabilities under the federal False Claims Act (discussed below) for failing to report and repay known overpayments and return an overpayment within 60 days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later, hospitals and other healthcare providers are encouraged to disclose potential violations of the Stark Act to CMS. It is likely that self-disclosure of Stark Act violations will increase in the future. Finally, many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care.

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The Federal False Claims Act and Similar State Laws

The federal False Claims Act prohibits providers from, among other things, knowingly submitting false or fraudulent claims for payment to the federal government. The False Claims Act defines the term “knowingly” broadly, and while simple negligence generally will not give rise to liability, submitting a claim with reckless disregard to its truth or falsity can constitute the “knowing” submission of a false or fraudulent claim for the purposes of the False Claims Act. The “qui tam” or “whistleblower” provisions of the False Claims Act allow private individuals to bring actions under the False Claims Act on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. When a private party brings a qui tam action under the False Claims Act, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation. If a provider is found to be liable under the False Claims Act, the provider may be required to pay up to three times the actual damages sustained by the government plus mandatory civil monetary penalties for each separate false claim. The government has used the False Claims Act to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, submitting false cost reports, and providing care that is not medically necessary or that is substandard in quality. A qui tam lawsuit has been filed against the Company alleging violations of the False Claims Act. See “Legal Proceedings”.

HIPAA Transaction, Privacy and Security Requirements

HIPAA and federal regulations issued pursuant to HIPAA contain, among other measures, provisions that have required the Company to implement modified or new computer systems, employee training programs and business procedures. The federal regulations are intended to encourage electronic commerce in the healthcare industry, provide for the confidentiality and privacy of patient healthcare information and ensure the security of healthcare information.

A violation of the HIPAA regulations could result in civil money penalties per standard violated. HIPAA also provides for criminal penalties and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to five years in prison for obtaining protected health information under false pretenses and up to ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Since there is limited history of enforcement efforts by the federal government at this time, it is difficult to ascertain the likelihood of enforcement efforts in connection with the HIPAA regulations or the potential for fines and penalties, which may result from any violation of the regulations.

HIPAA Privacy Regulations

HIPAA privacy regulations protect the privacy of individually identifiable health information. The regulations provide increased patient control over medical records, mandate substantial financial penalties for violation of a patient’s right to privacy and, with a few exceptions, require that an individual’s individually identifiable health information only be used for healthcare-related purposes. These privacy standards apply to all health plans, all healthcare clearinghouses and all healthcare providers, such as our hospitals, that transmit health information in an electronic form in connection with standard transactions and apply to individually identifiable information held or disclosed by a covered entity in any form. These standards impose extensive administrative requirements on our hospitals and require compliance with rules governing the use and disclosure of such health information, and they require our facilities to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on our behalf. In addition, our hospitals are subject to any state laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary by state and could impose stricter standards and additional penalties.

The HIPAA privacy regulations also require healthcare providers to implement and enforce privacy policies to ensure compliance with the regulations and standards. We believe all of our facilities are in compliance with current HIPAA privacy regulations.

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HIPAA Electronic Data Standards

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for all healthcare related electronic data interchange. These provisions are intended to streamline and encourage electronic commerce in the healthcare industry. Among other things, these provisions require us to use standard data formats and code sets established by HHS when electronically transmitting information in connection with certain transactions, including health claims and equivalent encounter information, healthcare payment and remittance advice and health claim status.

The HHS regulations establish electronic data transmission standards that all healthcare providers and payors must use when submitting and receiving certain electronic healthcare transactions. The uniform data transmission standards are designed to enable healthcare providers to exchange billing and payment information directly with the many payors thereby eliminating data clearinghouses and simplifying the interface programs necessary to perform this function. We believe that our management information systems comply with HIPAA’s electronic data regulations and standards.

HIPAA Security Standards

The Administrative Simplification Provisions of HIPAA require the use of a series of security standards for the protection of electronic health information. The HIPAA security standards rule specifies a series of administrative, technical and physical security procedures for covered entities to use to assure the confidentiality of electronic protected health information. The standards are delineated into either required or addressable implementation specifications. We believe we are in compliance with all the aspects of the HIPAA security regulations.

HIPAA National Provider Identifier

HIPAA also required HHS to issue regulations establishing standard unique health identifiers for individuals, employers, health plans and healthcare providers to be used in connection with standard electronic transactions. All healthcare providers, including our hospitals, were required to obtain a new National Provider Identifier (“NPI”) to be used in standard transactions instead of other numerical identifiers by May 23, 2007. Our hospitals implemented use of a standard unique healthcare identifier by utilizing their employer identification number. HHS has not yet issued proposed rules that establish the standard for unique health identifiers for health plans or individuals. Once these regulations are issued in final form, we expect to have approximately one to two years to become fully compliant, but cannot predict the impact of such changes at this time. We cannot predict whether our facilities may experience payment delays during the transition to the new identifiers. HHS is currently working on the standards for identifiers for health plans; however, there are currently no proposed timelines for issuance of proposed or final rules. The issuance of proposed rules for individuals is on hold indefinitely.

Medical Waste Regulations

Our operations, especially our hospitals, generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations are also generally subject to various other environmental laws, rules and regulations. Based on our current level of operations, we do not anticipate that such compliance costs will have a material adverse effect on our cash flows, financial position or results of operations.

Compliance Program

The Company continuously evaluates and monitors its compliance with all Medicare, Medicaid and other rules and regulations. The objective of the Company’s compliance program is to develop, implement and update compliance safeguards as necessary. Emphasis is placed on developing and implementing compliance policies and guidelines, personnel training programs and various monitoring and audit procedures to attempt to achieve implementation of all applicable rules and regulations.

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The Company seeks to conduct its business in compliance with all statutes, regulations, and other requirements applicable to its operations. The health care industry is, however, subject to extensive regulation, and many of these statutes and regulations have not been interpreted by the courts. There can be no assurance that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect the Company. Potential sanctions for violation of these statutes and regulations include significant civil and criminal penalties, fines, exclusions from participation in government health care programs and the loss of various licenses, certificates and authorizations, necessary to operate as well as potential liabilities from third-party claims, all of which could have a material adverse effect on the Company’s business.

Professional Liability

As part of our business, our facilities are subject to claims of liability for events occurring in the ordinary course of operations. Professional malpractice liability insurance and general liability insurance policies are maintained in amounts which are commercially available and believed to be sufficient for operations as currently conducted, although some claims may exceed the scope or amount of the coverage in effect.

Environmental Regulation

We believe we are in substantial compliance with applicable federal, state and local environmental regulations. To date, compliance with federal, state and local laws regulating the discharge of material into the environment or otherwise relating to the protection of the environment have not had a material effect upon our results of operations, financial condition or competitive position. Similarly, we have not had to make material capital expenditures to comply with such regulations.

Payment for Services

The Company’s hospital operations depend significantly on continued participation in the Medicare and Medicaid programs and in other government healthcare programs. In recent years, both governmental and private sector payers have made efforts to contain or reduce health care costs, including reducing reimbursement for services.

Under the Consolidated Appropriations Act of 2021, effective as of January 1, 2022, Congress adopted provisions to help protect patients against surprise bills and provide more price transparency. Patients have new billing protections when receiving emergency care and non-emergency care from out-of-network providers at in-network facilities. Excessive out-of-pocket costs are restricted and emergency services must continue to be covered without any prior authorization and regardless of whether or not a provider or facility is in-network.

Further healthcare reform could occur, including changes to the Affordable Care Act and Medicare reform, as well as administrative requirements that may affect coverage, reimbursement and utilization of our hospitals in ways that are currently unpredictable.

Employees

On March 30, 2023, we had 128 employees, of which 85 were full time. None of the Company’s employees are represented by a union.

Legal Proceedings

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s financial position or results of operations. The Company’s policy is to expense legal fees and expenses incurred in connection with the legal proceedings in the period in which the expense is incurred. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

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Biohealth Medical Laboratory, Inc. and PB Laboratories, LLC (the “Companies”) filed suit against CIGNA Health in 2015 alleging that CIGNA failed to pay claims for laboratory services the Companies provided to patients pursuant to CIGNA - issued and CIGNA - administered plans. In 2016, the U.S. District Court dismissed part of the Companies’ claims for lack of standing. The Companies appealed that decision to the Eleventh Circuit Court of Appeals, which in late 2017 reversed the District Court’s decision and found that the Companies have standing to raise claims arising out of traditional insurance plans as well as self-funded plans. In July 2019, the Companies and EPIC filed suit against CIGNA Health for failure to pay claims for laboratory services provided. Cigna Health, in turn, sued for alleged improper billing practices. The suit remains ongoing but because the Company did not have the financial resources to see the legal action to conclusion it assigned the benefit, if any, from the suit to Mr. Diamantis for his financial support to the Company and assumption of all costs to carry the case to conclusion.

On September 27, 2016, a tax warrant was issued against the Company by the Florida Department of Revenue (the “DOR”) for unpaid 2014 state income taxes in the approximate amount of $0.9 million, including penalties and interest. The Company entered into a Stipulation Agreement with the DOR allowing the Company to make monthly installments until July 2019. The Company has made payments to reduce the amount owed. The balance accrued of approximately $0.4 million remained outstanding to the DOR at December 31, 2022.

On December 7, 2016, the holders of the Tegal Notes (see Note 8 to the consolidated financial statements incorporated by reference in this prospectus) filed suit against the Company seeking payment for the amounts due under the notes in the aggregate principal balance of $341,612, and accrued interest of $43,000. A request for entry of default judgment was filed on January 24, 2017. On April 23, 2018, the holders of the Tegal Notes received a judgment against the Company. As of December 31, 2022, the Company has repaid $50,055 of the principal amount of these notes.

The Company, as well as many of its subsidiaries, were defendants in a case filed in Broward County Circuit Court by TCA Global Credit Master Fund, L.P. The plaintiff alleged a breach by Medytox Solutions, Inc. of its obligations under a debenture and claimed damages of approximately $2,030,000 plus interest, costs and fees. The Company and the other subsidiaries were sued as alleged guarantors of the debenture. The complaint was filed on August 1, 2018. In May 2020, the SEC appointed a Receiver to close down the TCA Global Credit Master Fund, L.P. The Company and the Receiver entered into a settlement agreement dated effective as of September 30, 2021, under which the Company agreed to pay $500,000 as full and final settlement of principal and interest, of which $200,000 was paid on November 4, 2021 and the remaining $300,000 was due in six consecutive monthly installments of $50,000. Accordingly, the settlement amount was fully paid as of December 31, 2022 (see Note 8 to the consolidated financial statements incorporated by reference in this prospectus). As a result of the settlement, the Company recorded a gain from legal settlement of $2.2 million in the year ended December 31, 2021.

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On September 13, 2018, Laboratory Corporation of America sued EPIC, a subsidiary of the Company, in Palm Beach County Circuit Court for amounts claimed to be owed. The court awarded a judgment against EPIC in May 2019 for approximately $155,000. The Company has recorded the amount owed as a liability as of December 31, 2022.

In February 2020, Anthony O’Killough sued the Company and Mr. Diamantis, as guarantor, in New York State Supreme Court for the County of New York, for approximately $2.0 million relating to the promissory note issued by the Company in September 2019. In May 2020, the Company, Mr. Diamantis, as guarantor, and Mr. O’Killough entered into a Stipulation providing for a payment of a total of $2.2 million (which included accrued “penalty” interest as of that date) in installments through November 1, 2020. The Company made payments totaling $450,000 in 2020. On January 18, 2022, Mr. Diamantis paid $750,000 and the remaining balance was due 120 days thereafter. Mr. O’Killough agreed to forebear from any further enforcement action until then. On various dates during the remainder of 2022, Mr. Diamantis made additional payments to Mr. O’Killough totalling $300,000 and the Company gave Mr. Diamantis $350,000 for further payment to Mr. O’Killough. As a result of these payments, the past due balance owed to Mr. O’Killough was $1.1 million on December 31, 2022, The Company is obligated to repay Mr. Diamantis for any payments, plus interest, that he made to Mr. O,Killough. On January 27, 2023, the parties entered into a final settlement wherein the Company and Mr. Diamantis agreed to settle the obligation in full for $580,000. The promissory note, forbearance agreement and final settlement are also discussed in Notes 8, 14 and 18 to the consolidated financial statements incorporated by reference in this prospectus.

In June 2019, CHSPSC, the former owners of Jamestown Regional Medical Center, obtained a judgment against the Company in the amount of $592,650. The Company has recorded this judgment as a liability as of December 31, 2022. However, management believes that a number of insurance payments were made to CHSPSC for services provided after the change of ownership and believes that these payments will offset portions of the judgment.

In August 2019, Morrison Management Specialists, Inc. obtained a judgment against Jamestown Regional Medical Center and the Company in Fentress County, Tennessee in the amount of $194,455 in connection with housekeeping and dietary services. The Company has recorded this liability as of December 31, 2022.

In November 2019, Newstat, PLLC obtained a judgment against Big South Fork Medical Center in Knox County, Tennessee in the amount of $190,600 in connection with the provision of medical services. On February 15, 2023, the Company and Newstat agreed to settle the amount owed for $210,000 in four equal monthly payments of $52,500 beginning February 2023. The Company has made the payments under the settlement agreement to date. The Company has recorded the $210,000 as a liability as of December 31, 2022.

On June 30, 2021, the Company entered into a settlement agreement with the Tennessee Bureau of Workers’ Compensation. Per the terms of the settlement agreement, the Company is obligated to pay a total of $109,739, payable in a lump sum payment of $32,922 on or before August 15, 2021 and in 24 consecutive monthly payments of $3,201 each on or before the 15th day of each month beginning September 15, 2021. The Company has made the required payments due as of December 31, 2022 and has recorded the remaining amounts owed as a liability as of December 31, 2022.

In July 2021, WG Fund, Queen Funding and Diesel Funding filed legal actions in New York State Supreme Court for Kings County to recover amounts claimed to be outstanding on accounts receivable sales agreements entered into in 2020. On September 14, 2021, the Company entered into separate stipulation of settlement agreements with the three funding parties under which the Company agreed to repay an aggregate of $0.9 million in equal monthly payments totaling $52,941 through January 1, 2023. As of December 31, 2022, the settlement amounts were paid in full.

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A sealed qui tam lawsuit in the U.S. District Court for the Southern District of Florida against the Company was filed in July 2021. This lawsuit was unsealed in November 2022 and Clifford Barron disclosed as the Plaintiff-Relator asserting violations of the False Claims Act. Clifford Barron was an employee of CollabRx, Inc. (a San Francisco based, wholly owned subsidiary of the Company) until early 2018. Following his resignation on January 17, 2018, Clifford Barron sought and received a judgment against the Company for approximately $253,000 he claimed was owed to him by the CollabRx subsidiary for severance and payment of COBRA. On receiving the judgment, he collected all monies owed to him under this judgment, including from the Company’s rural healthcare operations in Tennessee with which he was not involved. Payments included approximately $164,000 secured from hospital operating and other bank accounts by garnishments initiated by Jonathan Swann Taylor of Taylor & Knight, GP, Knoxville Tennessee, on behalf of Clifford Barron in May 2022. Clifford Barron has not been an employee of any subsidiary of the Company since January 2018, is not involved with the Company and has no knowledge of the Company’s operations, financial status, or controls. On November 21, 2022, the Company was advised that the U.S. Department of Justice has intervened in the action filed by the Plaintiff-Relator, Clifford Barron and has requested repayment of HHS Provider Relief Funds that certain subsidiaries of the Company obtained and other relief. The Company has retained the services of a specialist third-party accounting firm to complete a forensic review of the expenditure of all monies expended since the receipt of HHS Provider Relief Funds. It has been discovered that certain filing requirements of the Company’s operating subsidiaries were incomplete or contained errors that did not accurately reflect the expenditure of HHS Provider Relief Funds received. The Company disputes the allegations made and believes that the forensic review of funds expended will address the lawsuit and demonstrate adherence with the applicable rules for use of HHS Provider Relief Funds. Accordingly, no amount has been accrued for this potential liability at December 31, 2022. There is no assurance that the Company will be able to retain all HHS Provider Relief Funds it has received nor avoid payment of other relief sought by the Department of Justice. Any requirement to repay a significant amount of HHS Provider Relief Funds could have a material adverse effect on the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”. The discussion should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

Unless stated otherwise, the words “we,” “us,” “our,” “the Company,” “Rennova Health” or “Rennova Health, Inc.,” means Rennova Health, Inc.

RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances.

We have identified the policies and significant estimation processes discussed below as critical to our business and to the understanding of our results of operations. For a detailed application of these and other accounting policies, see Note 2 to the consolidated financial statements as of and for the year ended December 31, 2022 incorporated by reference in this prospectus.

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Revenue Recognition

We recognize revenue in accordance with Accounting Standard Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” including subsequently issued updates. Under the accounting guidance, we no longer present the provision for doubtful accounts as a separate line item and our revenues are presented net of estimated contractual allowances. We also do not present “allowances for doubtful accounts” on our balance sheets.

Our revenues relate to contracts with patients in which our performance obligations are to provide health care services to the patients. Revenues are recorded during the period that our obligations to provide health care services are satisfied. Our performance obligations for inpatient services are generally satisfied over periods averaging approximately three days, and revenues are recognized based on charges incurred. Our performance obligations for outpatient services, including emergency room-related services, are generally satisfied over a period of less than one day. The contractual relationships with patients, in most cases, also involve a third-party payer (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through the health insurance exchanges) and the transaction prices for the services provided are dependent upon the terms provided by (Medicare and Medicaid) or negotiated with (managed care health plans and commercial insurance companies) the third-party payers. The payment arrangements with third-party payers for the services we provide to the related patients typically specify payments at amounts less than our standard charges. Medicare, because of the Big South Fork Medical Center’s designation as a Critical Access Hospital, generally pays for inpatient and outpatient services at rates related to the hospital’s costs. Services provided to patients having Medicaid coverage are generally paid at prospectively determined rates per discharge, per identified service or per covered member. Agreements with commercial insurance carriers, managed care and preferred provider organizations generally provide for payments based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. Our net revenues are based upon the estimated amounts we expect to be entitled to receive from patients and third-party payers. Estimates of contractual allowances under managed care and commercial insurance plans are based upon the payment terms specified in the related contractual agreements. Revenues related to uninsured patients and uninsured copayment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). We also record estimated implicit price concessions (based primarily on historical collection experience) related to uninsured accounts to record self-pay revenues at the estimated amounts we expect to collect.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Estimated reimbursement amounts are adjusted in subsequent periods as cost reports are prepared and filed and as final settlements are determined (in relation to certain government programs, primarily Medicare, this is generally referred to as the “cost report” filing and settlement process). During the fourth quarter of 2022, the Company’s Big South Fork Medical Center received a communication that its final Medicare cost report for the six months ending December 31, 2021 was accepted and that it reflected a retroactive adjustment of $1.6 million as a result of an overpayment. Accordingly, we have reflected the $1.6 million cost report adjustment as a liability at December 31, 2022. Furthermore, the Company recognized an additional $0.5 million as a liability (net of recoupments) at December 31, 2022 based on further correspondence with its fiscal intermediary and likely overpayments by Medicare for fiscal 2022.

The collection of outstanding receivables for Medicare, Medicaid, managed care payers, other third-party payers and patients is our primary source of operating cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. Implicit price concessions relate primarily to amounts due directly from patients. Estimated implicit price concessions are recorded for all uninsured accounts, regardless of the aging of those accounts. Accounts are written off when all reasonable internal and external collection efforts have been performed. The estimates for implicit price concessions are based upon management’s assessment of historical write offs and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical write-offs and collections at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectability of our accounts receivable.

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Contractual Allowances and Doubtful Accounts Policy

Accounts receivable are reported at realizable value, net of estimated contractual allowances and estimated implicit price concessions (also referred to as doubtful accounts), which are estimated and recorded in the period the related revenue is recorded. The Company has a standardized approach to estimating and reviewing the collectability of its receivables based on a number of factors, including the period they have been outstanding. Historical collection and payer reimbursement experience is an integral part of the estimation process related to contractual allowances and doubtful accounts. In addition, the Company regularly assesses the state of its billing operations in order to identify issues which may impact the receivables or reserve estimates. Receivables deemed to be uncollectible are charged against the allowance for doubtful accounts at the time such receivables are written-off. Recoveries of receivables previously written-off are recorded as credits to the allowance for doubtful accounts. Revisions to the allowances for doubtful accounts are recorded as an adjustment to revenues.

Impairment or Disposal of Long-Lived Assets

We account for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”). ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Fair Value Measurements

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; or quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).

●	Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including our own assumptions.

Derivative Financial Instruments and Fair Value, Including ASU 2017-11 and ASU 2021-04

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815).” The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings (loss) per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common stockholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260).

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In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The FASB issued this update to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The guidance clarifies whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (1) an adjustment to equity (that is, deemed dividends) and, if so, the related earnings per share (EPS) effects, if any, or (2) an expense and, if so, the manner and pattern of recognition. We adopted this new accounting guidance on January 1, 2022. Under the new guidance, the FASB decided not to include convertible debt instruments in the guidance because ASU No 2016-01, Financial Instruments – Overall (Subtopic 825-10) requires that an entity capture the impact of changes in down round provision features of convertible debt within the fair value of the instruments.

Year ended December 31, 2022 compared to the year ended December 31, 2021

The following table summarizes the results of our consolidated continuing operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022		2021
		%		%
Net revenues	$13,036,172	100.0%	$3,223,896	100.0%
Operating expenses:
Direct costs of revenues	6,767,921	51.9%	5,292,430	164.2%
General and administrative expenses	7,208,414	55.3%	7,507,613	232.9%
Asset impairment	-	0.0%	2,300,826	71.4%
Depreciation and amortization	469,371	3.6%	643,551	20.0%
Loss from continuing operations before other income (expense) and income taxes	(1,409,534)	-10.8%	(12,520,524)	-388.4%
Other income, net	499,681	3.8%	5,376,244	166.8%
Gain from forgiveness of debt	334,819	2.6%	1,985,121	61.6%
(Loss) gain from legal settlements, net	(129,153)	-1.0%	3,252,144	100.9%
Interest expense	(2,257,544)	-17.3%	(3,185,828)	-98.8%
Provision for income taxes	(312,849)	-2.4%	(179,530)	-5.6%
Net loss from continuing operations	$(3,274,580)	-25.1%	$(5,272,373)	-163.5%

Net Revenues

Net revenues were $13.0 million for the year ended December 31, 2022, as compared to $3.2 million for the year ended December 31, 2021, an increase of $9.8 million. We attribute the increase in net revenues primarily due to retroactive and current billings and collections and increased inpatient admissions at our Big South Fork Medical Center. We began billing as a Critical Access Hospital in the three months ended June 30, 2022 retroactive to July 1, 2021.

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Direct Costs of Revenues

Direct costs of revenues increased by $1.5 million for the year ended December 31, 2022 compared to 2021. We attribute the increase in 2022 primarily to higher professional fees and salaries and wages, partially offset by lower costs at Jellico due to the lease termination in March 2021. Professional fees increased due to greater inpatient admissions and to the restructuring of our relationships with certain professional service firms. Salaries and wages increased due to greater inpatient admissions, increased non-clinical staffing and reduced contract labor.

General and Administrative Expenses

General and administrative expenses decreased by $0.3 million, or 4.0%, in the year ended December 31, 2022 compared to 2021. We attribute the decrease to reductions of general and administrative expenses at Jellico Community Hospital and Jamestown Regional Medical Center. While Jamestown Regional Medical Center was closed in 2019, certain fixed expenses remain. These decreases were partially offset by increases in general and administrative expenses at Big South Fork Medical Center, as well as corporate related expenses.

Asset Impairment

We recorded an asset impairment charge of $2.3 million as of December 31, 2021 for Jamestown Regional Medical Center’s building. In determining the fair value of Jamestown Regional Medical Center’s building, the impairment reflected the changed condition of the building that has not been in use since operations were suspended in June 2019.

Depreciation and Amortization Expenses

Depreciation and amortization expenses were $0.5 million for the year ended December 31, 2022 as compared to $0.6 million in the year ended December 31, 2021. We attribute the decrease to fully depreciating certain assets in 2021. In addition, we recorded a $2.3 million impairment of Jamestown Regional Medical Center’s building in the fourth quarter of 2021, which resulted in a reduction of depreciation and amortization for the building for the year ended December 31, 2022.

Loss from Continuing Operations Before Other Income (Expense) and Income Taxes

Our loss from continuing operations before other income (expense) and income taxes for the year ended December 31, 2022 was $1.4 million compared to a loss of $12.5 million for the year ended December 31, 2021. We attribute the decrease in the operating loss primarily to the increase in net revenues, the asset impairment charge in 2021 as well as the reduction in general and administrative expenses.

Other Income, Net

Other income, net of $0.5 million for the year ended December 31, 2022 consisted primarily of adjustments totaling approximately $0.3 million for certain previously accrued payroll related expenses, $0.2 million of non-cash interest income associated with the note receivable from related party, $0.6 million of income from HHS Provider Relief Funds and $0.6 million of various other income items, net, partially offset by $1.2 million of penalties and interest associated with past due payroll taxes. Other income, net of $5.4 million for the year ended December 31, 2021 consisted primarily of $4.4 million of income from HHS Provider Relief Funds and $1.5 million of income from employee retention federal tax credits, partially offset by $0.4 million in penalties associated with non-payment of payroll taxes and $0.3 million of loss on disposal of equipment and inventory.

Gain from Forgiveness of Debt

We had gains of $0.3 million and $2.0 million from the forgiveness of PPP Notes in the years ended December 31, 2022 and 2021, respectively.

(Loss) Gain from Legal Settlements, Net

The (loss) gain from legal settlements, net was ($0.1) million and $3.3 million for the years ended December 31, 2022 and 2021, respectively. The gain from legal settlements, net of $3.3 million for 2021 resulted primarily from: (i) a gain of $0.6 million from the settlements of obligations under accounts receivable sale agreements; (ii) a gain of $2.2 million from the settlement of obligations under a debenture; and (iii) a gain of $0.3 million pursuant to the settlement of obligations owed under professional services agreements.

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Interest Expense

Interest expense for the year ended December 31, 2022 was $2.3 million compared to $3.2 million in 2021. Interest expense for the year ended December 31, 2022 included $2.2 million for interest on debentures and notes payable and $0.1 million for interest on loans from Mr. Diamantis, a former member of our Board of Directors. Interest expense for the year ended December 31, 2021 included $3.1 million for interest on debentures and notes payable and $0.1 million for interest on loans from Mr. Diamantis. The decrease in interest expense in the year ended December 31, 2022 compared to 2021 was due primarily to the exchange of debentures and notes payable in November 2021 for preferred stock.

Provision for Income Taxes

We incurred an income tax provision of $0.3 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively, for federal and state income taxes.

Net Loss from Continuing Operations

The net loss from continuing operations for the year ended December 31, 2022 was $3.3 million compared to a net loss from continuing operations of $5.3 million for the year ended December 31, 2021. The decrease in the net loss in 2022 as compared to 2021 of approximately $2.3 million was primarily due to the decrease in the loss from continuing operations before other income (expense) and income taxes of $11.1 million and a reduction in interest expense of $0.9 million, partially offset by the income from HHS Provider Relief Funds of $0.6 million in 2022 compared to a gain of $4.4 million in 2021, a loss from legal settlements, net of $0.1 million in 2022 compared to a gain of $3.3 million in 2021, a gain on forgiveness of PPP Notes of $0.3 million in the year ended December 31, 2022 compared to a $2.0 million gain in 2021 and an increase in the provision for income taxes of $0.1 million in 2022 compared to 2021.

Liquidity and Capital Resources

Overview

For the years ended December 31, 2022 and 2021, we financed our operations from issuances of preferred stock, debentures and notes payable and loans from Mr. Diamantis, a former member of our Board of Directors. Also, during the years ended December 31, 2022 and 2021, we received $0.3 million and $0.9 million, respectively, from HHS Provider Relief Funds. The HHS Provider Relief Funds are grants, not loans, and HHS will not require repayment, but providers are restricted and the funds must be used only for grant approved purposes as more fully discussed in Note 1 to the consolidated financial statements incorporated by reference in this prospectus. During the year ended December 31, 2022, we received $1.5 million from the issuance of our Series P Convertible Redeemable Preferred Stock (“Series P Preferred Stock”) and we received cash of $0.5 million from the issuance of debentures. In the year ended December 31, 2021, we received cash of $9.0 million from issuances of our Series O Convertible Redeemable Preferred Stock (“Series O Preferred Stock”) and we received cash of $1.2 million from the issuances of promissory notes. During the year ended December 31, 2022, Mr. Diamantis loaned the Company $1.1 million, which was used to repay a portion of the amounts due under a third-party promissory note, pursuant to a personal guaranty of the promissory note by Mr. Diamantis. During the year ended December 31, 2021, Mr. Diamantis loaned the Company $0.9 million, the majority of which was used for working capital purposes. During the years ended December 31, 2022 and 2021, the Company repaid Mr. Diamantis $0.2 million and $0.9 million, respectively. During the year ended December 31, 2021, we received $1.5 million in federal employee retention credits, which we applied to outstanding past-due payroll taxes.

On November 7, 2021, we entered into Exchange and Amendment Agreements (the “November 2021 Exchange Agreements”) with certain institutional investors in the Company. In the November 2021 Exchange Agreements, the investors agreed to reduce their holdings of $1.1 million principal value of then outstanding warrant promissory notes payable and $4.5 million of then outstanding non-convertible debentures, plus accrued interest thereon of approximately $1.5 million, by exchanging the indebtedness and accrued interest for 8,544.870 shares of the Company’s Series P Preferred Stock with a stated value of $8,544,870. After the November 2021 Exchange Agreements, the investors continued to own approximately $8.2 million of the then outstanding debentures, plus the associated accrued interest of approximately $5.1 million at December 31, 2022. In addition, pursuant to the November 2021 Exchange Agreements, the expiration dates of the certain warrants that were issued by the Company to the investors in March 2017, as more fully described in Note 12 to the consolidated financial statements incorporated by reference in this prospectus, were extended from March 21, 2022 to March 21, 2024.

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On June 25, 2021, the Company sold HTS and AMSG to InnovaQor and the Company received 14,950 shares of InnovaQor’s Series B-1 Preferred Stock with a stated value of $1,000 per share and valued at $9.1 million as consideration for the sale. In addition, $2.2 million of net liabilities of HTS and AMSG were transferred to InnovaQor. The sale is more fully discussed above under the heading, “Discontinued Operations,” and in Note 15 to our consolidated financial statements incorporated by reference in this prospectus.

Future cash needs for working capital, capital expenditures, pursuit of opportunities in the behavioral sector, debt service obligations and potential acquisitions will require management to seek additional capital. The Company and our facilities may also receive additional government assistance. The sale/issuance of additional equity will result in additional dilution to our stockholders.

Each of these financing transactions is more fully discussed in the footnotes to our consolidated financial statements incorporated by reference in this prospectus.

Going Concern and Liquidity

Under ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the consolidated financial statements incorporated by reference in this prospectus, the Company had a working capital deficit and a stockholders’ deficit of $42.9 million and $29.1 million, respectively, at December 31, 2022. The Company had a loss from continuing operations of approximately $3.3 million and $5.3 million for the years ended December 31, 2022 and 2021, respectively, and cash used in its operating activities was $0.2 million and $8.9 million for the years ended December 31, 2022 and 2021, respectively. As of the date of this prospectus, our cash is deficient and payments for our operations in the ordinary course are not being made. The continued losses and other related factors, including past due accounts payable and payroll taxes as well as payment defaults under the terms of certain outstanding notes payable and debentures, as more fully discussed in Notes 1, 7 and 8 to the consolidated financial statements incorporated by reference in this prospectus, raise substantial doubt about the Company’s ability to continue as a going concern for 12 months from the filing date of the financial statements.

The Company’s consolidated financial statements incorporated by reference in this prospectus are prepared assuming the Company can continue as a going concern, which contemplates continuity of operations through realization of assets, and the settling of liabilities in the normal course of business. As more fully discussed above and in Note 15 to the consolidated financial statements incorporated by reference in this prospectus, on June 25, 2021, the Company sold HTS and AMSG to InnovaQor and the Company received 14,950 shares of InnovaQor’s Series B-1 Preferred Stock valued at $9.1 million as consideration for the sale. In addition, $2.2 million of net liabilities of HTS and AMSG were transferred to InnovaQor. The Company has reflected the assets and liabilities relating to HTS and AMSG held prior to the sale as part of discontinued operations.

We need to raise additional funds until we begin to realize positive cash flow from operations. There can be no assurance that we will be able to achieve our business plan, which is to acquire and operate clusters of rural hospitals and related service providers, raise any additional capital or secure the additional financing necessary to implement our current operating plan. Our ability to continue as a going concern is dependent upon our ability to significantly increase our revenues, reduce our operating costs and eventually achieve profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

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The following table presents our capital resources as of December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021	Change

Cash	$499,470	$724,524	$(225,054)
Working capital deficit	(42,944,995)	(41,641,960)	(1,303,035)
Total debt	14,534,630	15,017,059	(482,429)
Finance lease obligation	220,461	220,461	-
Stockholders’ deficit	(29,094,588)	(27,301,524)	(1,793,064)

The following table presents the major sources and uses of cash for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	Change

Net cash used in operations	$(218,348)	$(8,912,682)	$8,694,334
Net cash used in investing activities	(905,191)	(374,473)	(530,718)
Net cash provided by financing activities	898,485	9,986,326	(9,087,841)

Net change in cash	(225,054)	699,171	(924,225)
Cash and cash equivalents, beginning of the year	724,524	25,353	699,171
Cash and cash equivalents, end of the period	$499,470	$724,524	$(225,054)

The components of cash used in operations for the years ended December 31, 2022 and 2021 are presented in the following table:

	Year Ended December 31,
	2022	2021	Change

Net loss from continuing operations	$(3,274,580)	$(5,272,373)	$1,997,793
Non-cash adjustments to net loss (1)	(511,631)	(8,192,389)	7,680,758
Changes in operating assets and liabilities:
Accounts receivable	(343,446)	(544,616)	201,170
Inventory	37,868	164,902	(127,034)
Accounts payable and accrued expenses	3,625,158	4,540,724	(915,566)
Income tax assets and liabilities	312,849	179,530	133,319
Other	(71,202)	102,450	(173,652)
Net cash used in operating activities of continuing operations	(224,984)	(9,021,772)	8,796,788
Net cash provided by operating activities of discontinued operations	6,636	109,090	(102,454)
Net cash used in operations	$(218,348)	$(8,912,682)	$8,694,334

(1)	Non-cash adjustments to net loss from continuing operations for the year ended December 31, 2022 of $0.5 million include primarily $0.3 million of other income from forgiveness of PPP Notes, $0.6 million of income from HHS Provider Relief Funds and $0.2 million of non-cash interest income, partially offset by $0.1 million of loss from legal settlements, net, and $0.5 million of depreciation and amortization. Non-cash adjustments to net loss from continuing operations for the year ended December 31, 2021 of $8.2 million include primarily an $11.3 million gain from the sale of HTS and AMSG, $3.3 million gain from legal settlements, $2.0 million gain from extinguishment of debt, $4.4 million gain from HHS provider relief funds and $1.5 million of income from employee retention credits, partially offset by net income from discontinued operations of $10.9 million, $2.3 million of fixed asset impairment and $0.6 million of depreciation and amortization.

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Cash of $0.9 million was used in investing activities during the year ended December 31, 2022, of which $35,230 was used to purchase equipment and $0.9 million was used to fund working capital needs at InnovaQor (classified as a note receivable / receivable from related party). Cash of $0.4 million was used in the year ended December 31, 2021 to fund working capital needs at InnovaQor (classified as receivable from related party).

Cash provided by financing activities for the year ended December 31, 2022 of $0.9 million included $1.1 million in loans from a former member of our Board of Directors, $0.5 million from the issuance of debentures, $1.5 million from the issuance of shares of our Series P Preferred Stock and $0.3 million in HHS Provider Relief funds, partially offset by $0.2 million in payments of loans from a former member of our Board of Directors, $1.4 million in payments of notes payable, $150,000 in payments of debentures and $0.7 million in payments of accounts receivable under sales agreements. Cash provided by financing activities for the year ended December 31, 2021 of $10.0 million included primarily $9.0 million in proceeds from the issuance of our Series O Preferred Stock, $0.9 million in loans from a former member of our Board of Directors, $0.9 million from HHS Provider Relief Funds and $1.2 million from the issuances of notes payable, partially offset by $0.9 million in payments of loans from a former member of our Board of Directors, $0.7 million in payments of notes payable and $0.5 million in payments of accounts receivable under sales agreements.

Common Stock and Common Stock Equivalents

The Company had 29.1 billion and 4.2 million shares of its common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively. During the year ended December 31, 2022, the Company issued one share of its common stock upon conversion of 1,750,000 shares of its Series F Convertible Preferred Stock, 16.0 billion shares of its common stock upon conversions of $3.0 million of stated value of its Series N Convertible Redeemable Preferred Stock and 13.1 billion shares of its common stock upon the conversions of $1.2 million of stated value of its Series O Preferred Stock. During the year ended December 31, 2021, the Company issued 9,500 shares of its common stock upon the exchange and conversions of $1.2 million of stated value of its Series M Convertible Redeemable Preferred Stock the (“Series M Preferred Stock”) and 4.2 million shares of its common stock upon the conversions of $23.5 million of stated value of its Series N Preferred Stock.

The terms of certain of the outstanding warrants, convertible preferred stock and convertible debentures issued by the Company provide for reductions in the per share exercise prices of the warrants and the per share conversion prices of the debentures and preferred stock (if applicable and subject to a floor in certain cases), in the event that the Company issues common stock or common stock equivalents (as that term is defined in the agreements) at an effective exercise/conversion price that is less than the then exercise/conversion price of the outstanding warrants, preferred stock or debentures, as the case may be. In addition, the majority of these equity-based securities contain exercise/conversion prices that vary based upon the price of the Company’s common stock on the date of exercise/conversion (see Notes 8, 11 and 12 to the consolidated financial statements incorporated by reference in this prospectus). These provisions have resulted in significant dilution of the Company’s common stock and have given rise to reverse splits of the Company’s common stock, including a 1-for-1,000 reverse stock split effected on July 16, 2021 and a 1-for-10,000 reverse stock split effected on March 15, 2022. As a result of these down round provisions, the potential common stock equivalents, including outstanding common stock, totaled 1.0 trillion at December 31, 2022 and 1.0 trillion at March 30, 2023.

On August 13, 2020, Mr. Diamantis entered into the Voting Agreement with the Company, Mr. Seamus Lagan and Alcimede LLC (of which Mr. Lagan, the Company’s Chief Executive Officer, is the sole manager) pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis. Mr. Diamantis has retained all other rights under the Series M Preferred Stock. Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. This means that the holders of Series M Preferred Stock have sufficient votes, by themselves, to approve or defeat any proposal voted on by the Company’s stockholders, unless there is a supermajority required under applicable law or by agreement.

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Also, on November 5, 2021, the Company amended its Certificate of Incorporation, as amended, to provide that the number of authorized shares of its common stock or preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased unless a vote by any holders of one or more series of preferred stock is required by the express terms of any series of preferred stock pursuant to the terms thereof.

As a result of the Voting Agreement and the November 5, 2021 amendment to the Company’s Certificate of Incorporation discussed above, as of the date of this prospectus, the Company believes that it has the ability to ensure that it has and or can obtain sufficient authorized shares of its common stock to cover all potentially dilutive shares of common stock outstanding.

Inflation and Supply Chain Issues

The healthcare industry is very labor intensive and salaries and benefits are subject to inflationary pressures, as are supply and other costs. The nationwide shortage of nurses and other clinical staff and support personnel has been a significant operating issue facing us and other healthcare providers. In particular, like others in the healthcare industry, we continue to experience a shortage of nurses and other clinical staff and support personnel, which has been exacerbated by the COVID-19 pandemic. We are treating patients with COVID-19 in our facilities and, in some areas, the increased demand for care is putting a strain on our resources and staff, which has required us to utilize higher-cost temporary labor and pay premiums above standard compensation for essential workers. The length and extent of the disruptions caused by the COVID-19 pandemic are currently unknown; however, we expect such disruptions to continue. This staffing shortage may require us to further enhance wages and benefits to recruit and retain nurses and other clinical staff and support personnel or require us to hire expensive temporary personnel. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.

Name	Age	Positions
Seamus Lagan	53	President, Chief Executive Officer, Interim Chief Financial Officer and Director
Gary L. Blum	82	Director
Trevor Langley	60	Director

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All directors of the Company serve one-year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

Executive Officers’ and Directors’ Biographies

Seamus Lagan was appointed Chief Executive Officer and President and a director of the Company on November 2, 2015 and as Chief Executive Officer and a director of Medytox Solutions, Inc., a wholly-owned subsidiary of the Company (“Medytox”), effective September 15, 2014. Mr. Lagan served as Interim Chief Financial Officer of the Company from September 30, 2016 through May 24, 2017. He was again appointed Interim Chief Financial Officer effective October 13, 2017, and served through April 8, 2019. Mr. Lagan has also been the Interim Chief Financial Officer of the Company since May 10, 2019. Mr. Lagan has been, either individually or through Alcimede LLC or Alcimede Limited, a consultant to Medytox since May 2011. Mr. Lagan has been a manager of Alcimede LLC since its formation in 2007. Alcimede LLC is a privately-held, Delaware limited liability company which provides various consulting services, including management, organization, and financial consulting services. Alcimede Limited is a Bahamas company that provides similar consulting services as Alcimede LLC. Mr. Lagan also currently serves, through Alcimede Limited, as chief executive officer of most of the subsidiaries of the Company. From September 2008 through May 2011, Mr. Lagan was a private investor. Mr. Lagan graduated from Ballymena Technical College in Ireland in 1989.

Gary L. Blum has served as a director of the Company since October 11, 2017. He established the Law Offices of Gary L. Blum in 1986. Mr. Blum has served as counsel for a wide variety of closely-held and public companies for over three decades. Prior to becoming an attorney, he was a tenured professor of philosophy at the University of Nebraska, Omaha. From September 2009 to July 2017, Mr. Blum served as Chairman, Chief Executive Officer and Chief Financial Officer of Thunderclap Entertainment, Inc. (now known as TraqIQ, Inc.), a company whose business was to develop, produce and distribute low-budget independent feature films. He has also been Chairman of Diamond Wellness Holdings, Inc. (formerly PotNetwork Holdings, Inc.) since November 2015 and was its Chief Executive Officer from November 2015 until September 2017. That company is engaged in the development and sales of hemp-derived CBD oil containing products.

Trevor Langley has served as a director of the Company since April 9, 2017. Since 2006, he has been the Owner and Managing Partner of Avanti Capital Group LLC/Avanti Partners, LLC (“Avanti”). Avanti assists micro, small and mid-cap publicly traded companies and those looking to become public by leveraging traditional and new communication technologies with a specialization in healthcare and alternative-energy markets. Avanti also provides comprehensive consulting services.

Family Relationships amongst Directors and Executive Officers

There are no family relationships between the executive officers and directors.

Audit Committee and Audit Committee Financial Expert

The purpose of the audit committee is to review the Company’s audited financial statements with management, review the performance of the Company’s independent registered public accountants, approve audit fees and fees for the preparation of the Company’s tax returns, review the Company’s internal accounting policies and internal control procedures and consider and appoint the Company’s independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee charter is available on the Company’s website at www.rennovahealth.com by selecting “Investors” and then “Corporate Governance” from the available options.

The audit committee of the Company consists of Trevor Langley and Gary L. Blum. Each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the rules and regulations of the SEC. In addition, the Board of Directors of the Company has determined that Trevor Langley qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

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Code of Conduct

The Company has adopted a written code of conduct (the “Code”), which is applicable to the Board of Directors and officers of the Company, including, but not limited to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and all persons performing similar functions to the foregoing officers of the Company. We intend to post amendments to or waivers from the Code (to the extent applicable to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions) on our website at www.rennovahealth.com. A copy of the Code will be provided to any person free of charge upon request by writing to Rennova Health, Inc., Attention: Secretary, 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

Risk Management

The board of directors, as a whole, monitors and considers policies to manage risk as part of its regular activities. The audit committee is primarily responsible for the identification and review of financial risk and reports its activities to the board of directors.

Director Independence

The board of directors has affirmatively determined that each of Gary L. Blum and Trevor Langley is an “independent director”. No director qualifies as independent unless the board of directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.

EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to each individual that served as our principal executive officer or principal financial officer during the fiscal years ended December 31, 2022 and 2021. The Company did not have any other executive officers during the fiscal years ended December 31, 2022 and 2021.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year		Salary	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total

Seamus Lagan	2022	(1)	$—	$—	$—	$—	$—	$424,500	$424,500
President, CEO, Interim CFO and Director	2021	(1)	$—	$—	$—	$—	$—	$387,000	$387,000

(1)	Mr. Lagan was Interim Chief Financial Officer of the Company from September 30, 2016 through May 24, 2017. He was again appointed Interim Chief Financial Officer effective October 13, 2017, and served through June 30, 2018. Mr. Lagan has also been the Interim Chief Financial officer of the Company since May 10, 2019.

(2)	All other compensation for the year ended December 31, 2022 includes, for Mr. Lagan, consulting fees of $375,000, an incentive bonus of $37,500 and an automobile expense allowance of $12,000. All other compensation for the year ended December 31, 2021 includes, for Mr. Lagan, consulting fees of $375,000 and an automobile expense allowance of $12,000.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity awards held by the named executive officers at December 31, 2022:

Name	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options unexercisable	Equity Incentive Plan Awards; Number of shares underlying unexercised unearned options	Option exercise price	Option Expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $
Seamus Lagan	1	-	-	$10,000,000	3/23/2026	-	-	-	-
	1	-	-	$5,000,000	3/23/2026	-	-	-	-
	1	-	-	$250,000	5/2/2026	-	-	-	-
	1	-	-	$75,000	7/17/2026	-	-	-	-

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Seamus Lagan

On October 1, 2012, Medytox Solutions, Inc. (“Medytox”) entered into a consulting agreement with Alcimede LLC, which is controlled by Mr. Lagan. This agreement replaced and superseded a previous Alcimede consulting agreement. This agreement was originally for three years, and was then subject to annual renewals thereafter, unless either party gave notice of non-renewal. The agreement provided for a retainer of $20,000 per month and reimbursement to Alcimede for its out of pocket expenses. The parties agreed to cancel the options issued pursuant to the prior agreement. Under the new agreement, Alcimede was issued 4,500,000 shares of common stock of Medytox and 1,000 shares of Series B Preferred Stock of Medytox. In addition, Alcimede received options to purchase (i) 1,000,000 shares of common stock of Medytox exercisable at $2.50 per share through December 31, 2017, (ii) 1,000,000 shares of common stock of Medytox exercisable at $5.00 per share through December 31, 2017 and (iii) 1,000,000 shares of common stock of Medytox exercisable at $10.00 a share through December 31, 2022. On June 29, 2015, Alcimede exercised the option to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $2.50 per share. The parties agreed to cancel the remaining options to purchase 1,000,000 shares of common stock of Medytox at an exercise price of $5.00 per share and 1,000,000 shares of common stock at an exercise price of $10.00 per share in connection with the merger of Medytox with the Company on November 2, 2015. The share amounts and exercise prices in this paragraph are on a pre-merger basis and do not reflect the reverse splits effected by the Company since the merger.

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Effective September 11, 2014 and in conjunction with the appointment of Mr. Lagan as our Chief Executive Officer, such consulting agreement with Alcimede was amended to provide for a monthly retainer of $31,250, and we agreed to provide Mr. Lagan with an automobile. During the year ended December 31, 2016, Alcimede received a cash bonus of $200,000. On April 1, 2017, Alcimede agreed to a voluntary reduction in the monthly retainer to $20,833, which was increased back up to $31,250 in April 2018. In September 2020, it was agreed to pay $100,000 to renew the Alcimede consulting agreement for a three-year period. It was further agreed that this consulting agreement could be assigned to another entity and that termination of the agreement would trigger a $500,000 payment. On November 1, 2021, that consulting agreement was replaced by an agreement between the Company and Alcimede Limited, a Bahamian company of which Mr. Lagan is the Managing Director. The new agreement is for three years and is renewable for one-year periods thereafter. It contains similar terms as the prior agreement with regard to monthly fees and expense reimbursements. Alcimede Limited received a $37,500 cash bonus during the year ended December 31, 2022.

Director Compensation

Non-employee directors receive an annual cash retainer of $40,000 and may be granted stock options. We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation.

The following table shows amounts earned by each non-employee Director in the fiscal year ended December 31, 2022:

Director	Fees earned or paid in cash	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Gary L. Blum	$40,008	$-	$-	$-	$-	$40,008
Trevor Langley	$40,008	$-	$-	$-	$-	$40,008

In December 2022, the Company’s two non-executive directors each agreed to a $50,000 cash payment in lieu of accrued director fees of $115,042 for Mr. Blum and accrued director fees of $140,044 for Mr. Langley. Accordingly, no fees were owed to any director at December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Alcimede Limited and Alcimede LLC, each of which is controlled by Mr. Lagan, billed the Company an aggregate of $0.4 million and Alcimede LLC billed the Company $0.4 million for consulting fees and reimbursement of expenses pursuant to a consulting agreement for the years ended December 31, 2021 and 2020, respectively. Alcimee Limited and Alcimede LLC billed the Company $0.3 million and $0.3 million, the nine months ended September 30, 2022 and 2021, respectively. In addition, Alcimede LLC received a payment of $100,000 for the year ended December 31, 2020 for the renewal and amendment to the then existing contract. On April 2, 2017, Alcimede LLC agreed to a voluntary reduction in the monthly retainer payable by the Company from $31,250 to $20,833, which was increased back up to $31,250 in April 2018. On February 3, 2015, the Company borrowed $3.0 million from Alcimede LLC. The note had an interest rate of 6% and was originally due on February 2, 2016. Alcimede LLC later agreed to extend the maturity date of the loan to August 2, 2017. On June 29, 2015, Alcimede LLC exercised options granted in October 2012 to purchase shares of common stock, and the loan outstanding was reduced in satisfaction of the aggregate exercise price of $2.5 million. In August 2016, $0.3 million was repaid by the Company through the issuance of shares of common stock. In March 2017, the Company and Mr. Lagan agreed that a payment made to Alcimede LLC in the amount of $50,000 would be deducted from the outstanding balance of the note. On August 2, 2017, the Company and Alcimede LLC agreed to further extend the maturity date of the loan to August 2, 2018. On July 20, 2018, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of its Series J Convertible Preferred Stock (the “Series J Preferred Stock”). On July 23, 2018, the Company entered into an Exchange Agreement (the “Series J Agreement”) with Alcimede LLC. Pursuant to the Series J Agreement, the Company issued to Alcimede LLC 250,000 shares of the Series J Preferred Stock in exchange for the cancellation of the outstanding principal and interest owed by the Company to Alcimede LLC under the Note, dated February 5, 2015, and the cancellation of certain amounts owed by the Company to Alcimede LLC under the consulting agreement between the parties. The total amount of consideration paid by Alcimede LLC to the Company equaled $250,000. Each share of the Series J Preferred Stock had a stated value of $1.00 and was entitled to 8% per annum cumulative dividends at the discretion of the Company’s Board of Directors. On September 27, 2019, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of its Series K Convertible Preferred Stock (the “Series K Preferred Stock”). On December 29, 2019, the Company entered into an Exchange Agreement (the “Series K Agreement”) with Alcimede LLC. Pursuant to the Series K Agreement, the Company issued to Alcimede LLC 250,000 shares of the Series K Preferred Stock in exchange for the 250,000 shares of Series J Preferred Stock. The shares of Series J Preferred Stock were cancelled and, under the Series K Agreement, Alcimede LLC relinquished all rights to any cumulative dividends on the Series J Preferred Stock. The terms of the Series K Preferred Stock did not provide for cumulative dividends. On May 4, 2020, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 250,000 shares of Series L Convertible Preferred Stock (the “Series L Preferred Stock”). On May 5, 2020, the Company entered into an Exchange Agreement (the “Series L Agreement”) with Alcimede LLC. Pursuant to the Series L Agreement, the Company issued to Alcimede LLC 250,000 shares of the Series L Preferred Stock in exchange for the 250,000 shares of Series K Preferred Stock. The shares of Series K Preferred Stock were cancelled. The Series L Preferred Stock has been convertible since December 1, 2020 (as compared to the Series K Preferred Stock which was convertible immediately) and the Series L Preferred Stock is not entitled to receive any dividends (unlike the Series K Preferred Stock, which was entitled to share in any dividends payable on the Common Stock).

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During the year ended December 31, 2022, Mr. Diamantis loaned the Company $1.1 million, which was used by the Company to repay a portion of the amounts past due for principal and interest under a promissory note, for which Mr. Diamantis was a guarantor. During the year ended December 31, 2021, Mr. Diamantis loaned the Company $0.9 million, the majority of which was used for working capital purposes. During the years ended December 31, 2022 and 2021, the Company repaid Mr. Diamantis $0.2 million and $0.9 million, respectively. On June 30, 2020, the Company exchanged the total amount owed to Mr. Diamantis on that date for outstanding loans and accrued interest, net of repayments, which was approximately $18.8 million, for shares of the Company’s Series M Preferred Stock. The Series M Preferred Stock is more fully discussed below.

During the years ended December 31, 2022 and 2021, the Company incurred interest expense of $0.1 million and $0.1 million, respectively, on the loans from Mr. Diamantis. During the year ended December 31, 2022, the Company paid $0.4 million of accrued interest owed to Mr. Diamantis. As of December 31, 2022 and 2021, accrued interest on the loans from Mr. Diamantis totaled $0 and $0.3 million, respectively. Interest accrues on loans from Mr. Diamantis at a rate of 10% on the majority of the amounts loaned. In addition, the Company incurs interest expense related to the amounts Mr. Diamantis borrows from third-parties to loan to the Company.

On June 9, 2020, the Company filed a certificate of designation to authorize 30,000 shares of its Series M Preferred Stock with a stated value of $1,000 per share. On June 30, 2020, the Company and Mr. Diamantis entered into an exchange agreement wherein Mr. Diamantis agreed to the extinguishment of the Company’s indebtedness to him totaling $18.8 million, including accrued interest, on that date in exchange for 22,000 shares of the Company’s Series M Preferred Stock with a par value of $0.01 per share. As a result of the exchange, the Company recorded a deemed dividend of approximately $3.2 million in the year ended December 31, 2020, which represented the difference between the $18.8 million of debt and accrued interest exchanged and the value of the Series M Preferred Stock of $22.0 million.

The terms of the Series M Preferred Stock are set forth under “Description of Capital Stock”. In particular: (i) each holder of the Series M Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. Each outstanding share of the Series M Preferred Stock shall represent its proportionate share of the 51% allocated to the outstanding shares of Series M Preferred Stock in the aggregate. The Series M Preferred Stock shall vote with the common stock and any other voting securities as if they were a single class of securities; (ii) each share of the Series M Preferred Stock is convertible into shares of the Company’s common stock at a conversion price equal to 90% of the average closing price of the Company’s common stock on the ten trading days immediately prior to the conversion date but in any event not less than the par value of the Company’s common stock; and (iii) dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series M Preferred Stock from and after the date of the original issuance of such share of Series M Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization). The dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such dividend shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay such dividends. No cash dividends shall be paid on the Company’s common stock unless the dividends are paid on the Series M Preferred Stock.

On August 13, 2020, Mr. Diamantis entered into a Voting Agreement and Irrevocable Proxy with the Company, Mr. Lagan and Alcimede LLC (of which Mr. Lagan is the sole manager) pursuant to which Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock held by Mr. Diamantis. Mr. Diamantis has retained all other rights under the Series M Preferred Stock.

On August 27, 2021, the Company entered into an exchange agreement with Mr. Diamantis. Pursuant to the exchange agreement, Mr. Diamantis exchanged 570 shares of his Series M Preferred Stock for 9,500 shares of common stock and warrants to purchase 4,750 shares of the Company’s common stock at an exercise price of $70.00 per share. The warrants have a three-year term and, as of December 31, 2022, are exercisable into 3.7 billion shares of the Company’s common stock at an exercise price of $0.00009 per share as a result of down-round provision features.

On September 27, 2019, the Company issued a promissory note to a lender in the principal amount of $1.9 million, which was guaranteed by Mr. Diamantis. The payments due on November 8, 2019 and December 26, 2019 were not made. In February 2020, Mr. O’Killough, the lender, sued the Company and Mr. Diamantis, as guarantor, in New York State Supreme Court for the County of New York, for approximately $2.2 million for non-payment of the promissory note. In May 2020, the Company, Mr. Diamantis, as guarantor, and Mr. O’Killough entered into a Stipulation providing for a payment of a total of $2.2 million (which included accrued “penalty” interest as of that date) in installments through November 1, 2020. The Company made payments totaling $450,000 in 2020. On January 18, 2022, Mr. Diamantis paid $750,000 and the remaining balance was due 120 days thereafter. Mr. O’Killough agreed to forebear from any further enforcement action until then. On various dates during the remainder of 2022, Mr. Diamantis made additional payments to Mr. O’Killough totaling $300,000 and the Company gave Mr. Diamantis $350,000 for further payment to Mr. O’Killough. As a result of these payments, the past due balance owed to Mr. O’Killough was $1.1 million on December 31, 2022. The Company is obligated to repay Mr. Diamantis for any payments, plus interest, that he made to Mr. O’Killough. On January 27, 2023, the parties entered into a final settlement wherein the Company and Mr. Diamantis agreed to settle the obligation in full for $580,000.

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On November 7, 2021, the Company entered into the Exchange and Amendment Agreements (the “November 2021 Exchange Agreements”) with certain institutional lenders. In the November 2021 Exchange Agreements, the lenders agreed to reduce their holdings of the $4.5 million of outstanding non-convertible debentures, which includes late-payment penalties, plus accrued interest of $1.5 million, by exchanging the indebtedness and accrued interest for shares of the Company’s Series P Convertible Redeemable Preferred Stock. Mr. Diamantis is also a party to the November 2021 Exchange Agreements as he was a guarantor of the September 27, 2019 debenture that was included in the exchange.

In addition to the investment in InnovaQor’s Series B-1 Preferred Stock resulting from the sale of HTS and AMSG to InnovaQor in June 2021, at December 31, 2022 and 2021, the Company had a note receivable/related party receivable resulting from working capital advances to InnovaQor of approximately $1.5 million and $0.4 million, respectively.

As of July 1, 2022, the Company had an outstanding receivable from InnovaQor of $803,416. InnovaQor signed a promissory note, dated July 1, 2022, in favor of the Company that provided that InnovaQor repay the Company $883,757 on December 31, 2022. That amount represents a 10% original issue discount above the amount outstanding on July 1, 2022.

Effective December 31, 2022, the Company and InnovaQor agreed to restructure the promissory note in favor of the Company in the amount of $883,757 and additional monies owed in the amount of $441,018 for a new promissory note with a principal amount of $1,457,253 (inclusive of $132,478 of a 10% original issue discount) and a maturity date of June 30, 2023 except that InnovaQor will pay 25% of any capital it receives from new capital secured prior to the maturity date. The Note, in the event of default, bears interest at 18% per annum. During the year ended December 31, 2022, the Company recognized original issue discounts totaling $0.2 million as interest income.

During the years ended December 31, 2022 and 2021, the Company contracted with InnovaQor to provide ongoing health information technology-related services totaling approximately $0.2 million and $0.2 million, respectively. In addition, InnovaQor currently subleases office space from the Company at a cost of approximately $9,700 per month for rent and utilities.

Between January 1, 2023 and March 31, 2023, the Company advanced $0.3 million to InnovaQor to finance its working capital requirements.

PRINCIPAL STOCKHOLDERS

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our outstanding Common Stock as of March 15, 2023 by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the persons and entities listed below possess sole voting and investment power with respect to their shares. The address of each of our executive officers and directors is c/o Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401. All of the outstanding shares of Series L Convertible Preferred Stock (“Series L Preferred Stock”) are owned by Alcimede LLC, of which Mr. Lagan, our Chief Executive Officer, is the sole manager. Mr. Diamantis owns all of the outstanding Series M Convertible Redeemable Preferred Stock (“Series M Preferred Stock”) and has granted to Mr. Lagan an irrevocable proxy to vote the Series M Preferred Stock. The conversion of the Series M Preferred Stock is subject to an ownership blocker of 4.99%.

Name of Beneficial Owner	No. of Shares of Common Stock Owned		Percentage of Ownership (1)
Seamus Lagan	-	(2)	54.78	%(2)

Gary L. Blum	-		–

Trevor Langley	-		–

All Directors and Executive Officers as a Group (3 persons) (3)	-	(2)	54.78	%(2)

Sabby Healthcare Master Fund, Ltd. (4)	2,879,347,903		9.99%

Sabby Volatility Warrant Master Fund, Ltd. (4)	2,879,347,903		9.99%

(1)	Based on 29,934,322,257 shares of Common Stock issued and outstanding as of March 15, 2023, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities or exercise of warrants, and such shares are deemed outstanding for computing the percentage of the person holding such options, securities or warrants, but are not deemed outstanding for computing the percentage of any other person.

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(2)	Alcimede LLC of which Mr. Lagan is the sole manager, owns 250,000 shares of Series L Preferred Stock. As of March 15, 2023, these shares of Series L Preferred Stock were convertible into 2,500,000,000 shares of Common Stock. In addition, on August 13, 2020, Mr. Diamantis granted an irrevocable proxy to Mr. Lagan to vote the Series M Preferred Stock owned by Mr. Diamantis. As a result, as of March 15, 2023, Mr. Lagan and Alcimede LLC owned, or had the right to vote, securities holding 54.78% of the total voting power of the Company’s voting securities. Because the conversion price of the Series L Preferred Stock is determined based on the market price of the shares of Common Stock, the number of shares of Common Stock into which the shares are convertible, and the votes to which the Series L Preferred Stock is entitled, will fluctuate.

(3)	Includes Messrs. Lagan, Blum and Langley. Alcimede, LLC also owns 250,000 shares of Series L Preferred Stock and Mr. Lagan has an irrevocable proxy to vote the shares of Series M Preferred Stock owned by Mr. Diamantis, as described in the above footnote.

(4)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2020. The address of each of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein. The conversion of the debentures, the Series N Preferred Stock, the Series O Preferred Stock and the Series P Preferred Stock and the exercise of the warrants held by these entities are subject to ownership blockers of 9.99% and 4.99%, respectively.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see copies of these documents which are included as exhibits to this registration statement. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 250,000,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 1, 2023, 29,934,322,757 shares of our common stock were outstanding and held by two stockholders of record.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

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Preferred Stock

Our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Rennova Series H Convertible Preferred Stock

The following is a summary of certain terms and provisions of our Series H Convertible Preferred Stock

General. Our board of directors has designated up to 14,202 shares of the 5,000,000 authorized shares of preferred stock as Series H Preferred Stock. As of May 1, 2023, 10 shares of Series H Preferred Stock are issued and outstanding.

Rank. The Series H Preferred Stock ranks with respect to a liquidation, (i) on parity with the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock, the Company’s Series N Preferred Stock and the Company’s Series O Preferred Stock, (ii) senior to the common stock, and (iii) junior to any other securities of the Company that are explicitly senior to the Series H Preferred Stock.

Conversion. Each share of the Series H Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series H Preferred Stock of $1,000 per share divided by, as of May 1, 2023, $0.000085, subject to adjustment. Holders of Series H Preferred Stock are prohibited from converting Series H Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series H Preferred Stock will be entitled to receive an amount equal to $1,000 per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series H Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Shares of Series H Preferred Stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock is required to (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series H Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series H Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series H Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series H Preferred Stock. Shares of Series H Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

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The full text of the Series H Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series H Preferred Stock Certificate of Designation.

Rennova Series L Convertible Preferred Stock

The following is a summary of certain terms and provisions of our Series L Convertible Preferred Stock (the “Series L Preferred Stock”).

General. Our Board of Directors has designated 250,000 shares of the 5,000,000 authorized shares of preferred stock as the Series L Preferred Stock. Each share of the Series L Preferred Stock has a stated value of $1.00. As of May 1, 2023, 250,000 shares of Series L Preferred Stock are issued and outstanding.

Voting Rights. Each holder of the Series L Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. Until November 30, 2020, each share of Series L Preferred Stock had the same number of votes as 40,000 shares of common stock in any vote of stockholders to approve a reverse split of the common stock. As to all other matters and, from and after December 1, 2020, each share of the Series L Preferred Stock shall be entitled to the whole number of votes equal to the number of shares of common stock into which it is then convertible. The Series L Preferred Stock shall vote with the common stock as if they were a single class of securities.

Dividends. Except for stock dividends, holders of the Series L Preferred Stock shall not be entitled to receive dividends on shares of the Series L Preferred Stock.

Rank. The Series L Preferred Stock ranks with respect to a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series M Preferred Stock, the Company’s Series N Preferred Stock and the Company’s Series O Preferred Stock, and (ii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series L Preferred Stock.

Conversion. Each share of the Series L Preferred Stock is convertible into shares of the Company’s common stock from and after December 1, 2020 at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series L Preferred Stock by the conversion price. The conversion price is equal to the average closing price of the common stock on the 10 trading days immediately prior to the conversion date.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series L Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series L Preferred Stock and any other fees or liquidated damages then due and owing thereon for each share of the Series L Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series L Preferred Stock then outstanding. The Series L Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series L Preferred Stock being redeemed.

The full text of the Series L Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series L Preferred Stock Certificate of Designation.

Rennova Series M Convertible Redeemable Preferred Stock

The following is a summary of certain terms and provisions of the Series M Convertible Redeemable Preferred Stock (the “Series M Preferred Stock”).

General. Our Board of Directors has designated 30,000 shares of the 5,000,000 authorized shares of preferred stock as the Series M Preferred Stock. Each share of the Series M Preferred Stock has a stated value of $1,000. As of May 1, 2023, 20,810 shares of Series M Preferred Stock are issued and outstanding.

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Voting Rights. Each holder of the Series M Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Company’s common stock. Regardless of the number of shares of Series M Preferred Stock outstanding and so long as at least one share of Series M Preferred Stock is outstanding, the outstanding shares of Series M Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any meeting of stockholders or action by written consent. Each outstanding share of the Series M Preferred Stock shall represent its proportionate share of the 51% allocated to the outstanding shares of Series M Preferred Stock in the aggregate. The Series M Preferred Stock shall vote with the common stock and any other voting securities as if they were a single class of securities.

Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series M Preferred Stock from and after the date of the original issuance of such share of Series M Preferred Stock (the “Series M Preferred Accruing Dividends”). The Series M Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series M Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series M Preferred Accruing Dividends are paid.

Rank. The Series M Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock, the Company’s Series N Preferred Stock and the Company’s Series O Preferred Stock, and (ii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series M Preferred Stock.

Conversion. Each share of the Series M Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series M Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the average closing price of the common stock on the 10 trading days immediately prior to the conversion date. Holders of the Series M Preferred Stock are prohibited from converting Series M Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, upon election of the holder, 9.99%) of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series M Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series M Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series M Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series M Preferred Stock then outstanding. The Series M Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series M Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

Transfer. No holder of Series M Preferred Stock shall Transfer (as defined in the Certificate of Designation) all of any portion of its shares of Series M Preferred Stock without the written consent of the Company.

The full text of the Series M Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to this full text of the Series M Preferred Stock Certificate of Designation.

Rennova Series N Convertible Preferred Stock

The following is a summary of certain terms of the Series N Convertible Redeemable Preferred Stock (the “Series N Preferred Stock”).

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General. Our Board of Directors has designated 50,000 shares of the 5,000,000 authorized shares of preferred stock as the Series N Preferred Stock. Each share of the Series N Preferred Stock has a stated value of $1,000. As of May 1, 2023, 2,864 shares of Series N Preferred Stock were issued and outstanding.

Voting Rights. Except as provided below or by law, the Series N Preferred Stock shall have no voting rights. However, as long as any shares of Series N Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series N Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series N Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of the Series N Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series N Preferred Stock from and after the date of the original issuance of such share of Series N Preferred Stock (the “Series N Preferred Accruing Dividends”). The Series N Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series N Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series N Preferred Accruing Dividends are paid.

Rank. The Series N Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock and the Company’s Series O Preferred Stock, and (ii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series N Preferred Stock.

Conversion. Each share of the Series N Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series N Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the lowest VWAP (as defined in the Certificate of Designation) during the 10 trading days immediately prior to the conversion date. Holders of the Series N Preferred Stock are prohibited from converting Series N Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, upon election of the holder, 9.99%) of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series N Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series N Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series N Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series N Preferred Stock then outstanding. The Series N Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series N Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

The full text of the Series N Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series N Preferred Stock Certificate of Designation.

Rennova Series O Convertible Preferred Stock

The following is a summary of certain terms of the Series O Convertible Redeemable Preferred Stock (the “Series O Preferred Stock”).

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General. Our Board of Directors has designated 10,000 shares of the 5,000,000 authorized shares of preferred stock as the Series O Preferred Stock. Each share of the Series O Preferred Stock has a stated value of $1,000. As of May 1, 2023, 8,645 shares of Series O Preferred Stock were issued and outstanding.

Voting Rights. Except as provided below or by law, the Series O Preferred Stock shall have no voting rights. However, as long as any shares of Series O Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series O Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series O Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of the Series O Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series O Preferred Stock from and after the date of the original issuance of such share of Series O Preferred Stock (the “Series O Preferred Accruing Dividends”). The Series O Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series O Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series O Preferred Accruing Dividends are paid.

Rank. The Series O Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock and the Company’s Series N Preferred Stock, and (ii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series O Preferred Stock.

Conversion. Each share of the Series O Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series O Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the lowest VWAP (as defined in the Certificate of Designation) during the 10 trading days immediately prior to the conversion date. Holders of the Series O Preferred Stock are prohibited from converting Series O Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series O Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series O Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series O Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time, the Company shall have the right to redeem all, or any part, of the Series O Preferred Stock then outstanding. The Series O Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series O Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

The full text of the Series O Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series O Preferred Stock Certificate of Designation.

Rennova Series P Convertible Preferred Stock

The following is a summary of certain terms of the Series P Convertible Redeemable Preferred Stock (the “Series P Preferred Stock”).

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General. The Company’s Board of Directors has designated 30,000 shares of the 5,000,000 authorized shares of preferred stock as the Series P Preferred Stock. Each share of the Series P Preferred Stock has a stated value of $1,000. As of May 1, 2023, 10,195 shares of Series P Preferred Stock were issued and outstanding.

Voting Rights. Except as provided below or by law, the Series P Preferred Stock shall have no voting rights. However, as long as any shares of Series P Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series P Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series P Preferred Stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of the Series P Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Dividends at the rate per annum of 10% of the stated value per share shall accrue on each outstanding share of Series P Preferred Stock from and after the date of the original issuance of such share of Series P Preferred Stock (the “Series P Preferred Accruing Dividends”). The Series P Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative and non-compounding; provided, however, that such Series P Preferred Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors. No cash dividends shall be paid on the common stock unless the Series P Preferred Accruing Dividends are paid.

Rank. The Series P Preferred Stock ranks with respect to dividends or a liquidation, (i) on parity with the common stock, the Company’s Series H Preferred Stock, the Company’s Series L Preferred Stock, the Company’s Series M Preferred Stock, the Company’s Series N Preferred Stock, and the Company’s Series O Preferred Stock, and (ii) junior to any other class or series of preferred stock of the Company afterwards created and ranking by its terms senior to the Series P Preferred Stock.

Conversion. Each share of the Series P Preferred Stock is convertible into shares of the Company’s common stock, at any time and from time to time, at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series P Preferred Stock, plus any accrued declared and unpaid dividends, by the conversion price. The conversion price is equal to 90% of the lowest VWAP during the 10 trading days immediately prior to the conversion date. Holders of the Series P Preferred Stock are prohibited from converting Series P Preferred Stock into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to the Company.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series P Preferred Stock shall be entitled to receive an amount equal to the stated value of the Series P Preferred Stock, plus any accrued declared and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, for each share of the Series P Preferred Stock before any distribution or payment shall be made on any junior securities.

Redemption. At any time the Company shall have the right to redeem all, or any part, of the Series P Preferred Stock then outstanding. The Series P Preferred Stock subject to redemption shall be redeemed by the Company in cash in an amount equal to the stated value of the shares of the Series P Preferred Stock being redeemed plus all accrued declared and unpaid dividends.

The full text of the Series P Preferred Stock Certificate of Designation is incorporated by reference in this prospectus. This summary is qualified in its entirety by reference to the full text of the Series P Certificate of Designation.

Warrants

As of December 31, 2022, we had outstanding warrants to purchase 511,333,351,090 shares of common stock at a weighted average exercise price of $0.00009 per share which expire at various dates through September 2024.

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The Series B Warrants were issued to the Selling Stockholders and other existing institutional investors in private placements of convertible debentures and warrants on March 21, 2017. The Series B Warrants are exercisable through March 31, 2024. As of March 31, 2023, the Series B Warrants are exercisable into an aggregate of 127,702,257,133 shares of common stock at an exercise price of $0.00009. The exercise price of the Series B Warrants, and the number of shares of common stock into which they are exercisable, are subject to reset in the event of offerings or other issuances of common stock, or rights to purchase common stock, at a price below the then exercise price, as well as other customary anti-dilution protections. Since the original issuance of the Series B Warrants, the number of shares of common stock into which they are exercisable has significantly increased and the exercise price has significantly decreased as a result of equity issuances by the Company, and they are subject to further adjustment depending on the terms and prices of equity issuances (or deemed issuances) in the future.

The holders of the Series B Warrants are prohibited from exercising the Series B Warrants for common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of common stock then outstanding; provided that such percentage may be increased or decreased to any other percentage not in excess of 9.99% by notice to the Company. The Selling Stockholders have increased the percentage limitation to which their Series B Warrants are subject to 9.99%.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

Our bylaws provide that any Director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Directors shall be elected at the annual meeting of the stockholders and each Director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any Director or the entire Board may be removed, either with or without cause, from the Board at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining Director. The Directors so chosen shall hold office until the next annual election of Directors and until their successors are duly elected and shall qualify, unless sooner displaced.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

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Amendment to Bylaws

The Board may from time to time make, amend, supplement or repeal the Company’s Bylaws by vote of a majority of the Board, and the stockholders may change or amend or repeal these Bylaws by the affirmative vote of the majority of holders of the common stock. In addition to and not in limitation of the foregoing, the Company’s Bylaws or any of them may be amended or supplemented in any respect at any time, either: (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting; or (ii) at any meeting of the Board, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting or an announcement with respect thereto shall have been made at the last previous Board meeting, and provided further that no amendment or supplement adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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Trading Market

Our common stock is traded on the OTC Pink under the trading symbol “RNVA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 46 of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants, or the conversion of outstanding preferred stock or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which currently would equal approximately 299,343,200 shares; or
●	the average weekly trading volume of our common stock on the OTC Pink market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of Series B Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Series B Warrants, as well as shares of common stock, preferred stock, convertible debentures, debentures and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The first column lists the number of shares of common stock beneficially owned by each Selling Stockholder, as of December 1, 2022, assuming exercise of the Series B Warrants and other warrants, as well as conversion of convertible debentures and convertible preferred stock held by the Selling Stockholders on that date, subject to any limitations on exercises or conversions.

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In addition, under the terms of the Series B Warrants and certain other securities, a Selling Stockholder may not exercise the Series B Warrants or convert or exercise such other securities to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding Common Stock following such exercise or conversion, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Series B Warrants or conversion or exercise of such other securities which have not been exercised or converted. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (2)		% of shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

Sabby Healthcare Master Fund, Ltd. (1)	580,119,436,115	(3)	9.99	%(5)	8,494,356,530	571,625,079,585	9.99	%(5)
Sabby Volatility Warrant Master Fund, Ltd. (1)	200,427,905,641	(4)	9.99	%(5)	1,483,743,470	198,944,162,171	9.99	%(5)

(1)	This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(2)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock.

(3)	Includes 967,085,094 shares of Common Stock and the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of December 1, 2022: (i) 14,388,916,667 shares of Common Stock issuable upon conversion of Debentures; (ii) 108,708,949,909 shares of Common Stock issuable upon exercise of Series B Warrants; (iii) 315,197,740,000 shares of Common Stock issuable upon exercise of other warrants; (iv) 32,225,688,889 shares of Common Stock issuable upon conversion of Series N Preferred Stock; (v) 55,000,000,000 shares of Common Stock issuable upon conversion of Series O Preferred Stock; and (vi) 53,631,055,556 shares of Common Stock issuable upon conversion of Series P Preferred Stock. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and Preferred Stock and the exercise of the Warrants held by this entity are subject to ownership blockers of 9.99%.

(4)	Includes 1,160,494,462 shares of Common Stock and the following shares of Common Stock underlying convertible securities that are convertible or exercisable within 60 days of December 1, 2022: (i) 14,388,916,667 shares of Common Stock issuable upon conversion of Debentures; (ii) 18,993,307,224 shares of Common Stock issuable upon exercise of Series B Warrants; (iii) 64,738,909,510 shares of Common Stock issuable upon exercise of other warrants; (iv) 41,501,000,000 shares of Common Stock issuable upon conversion of Series O Preferred Stock; and (v) 59,645,277,778 shares of Common Stock issuable upon conversion of Series P Preferred Stock. The conversion and exercise prices of the foregoing securities are subject to adjustment. The conversion of the Debentures and Preferred Stock and the exercise of the Warrants held by this entity are subject to ownership blockers of 9.99%.

(5)	Represents the aggregate combined percentage of shares beneficially owned by Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. The conversion of debentures and preferred stock and the exercise of Warrants held by these entities are subject to ownership blockers of 9.99%.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales shall be at the fixed price of $0.00014 until such time as our common stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales may be made at negotiated prices or at varying prices determined at the time of sale. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Shutts & Bowen LLP, Miami, Florida.

EXPERTS

The consolidated balance sheets of Rennova and subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, have been audited by Haynie & Company, independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by Rennova Health, Inc. with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

●	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023; and
●	Description of the common stock contained in the Company’s Registration Statement on Form S-4 (File No. 333-205733) deemed effective by the SEC on September 22, 2015.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial registration statement and prior to the effectiveness of the registration statement as well as on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Rennova Health, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 855-1626. We maintain a website at http://www.rennovahealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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9,978,100,000 Shares of Common Stock

PROSPECTUS

May 12, 2023